AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 2005.

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               MRU HOLDINGS, INC.
                         (Name of small business issuer)

            Delaware                           5400                     33-0954381
(State or Other Jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)     Identification No.)

                           1114 AVENUE OF THE AMERICAS
                                   30TH FLOOR
                            NEW YORK, NEW YORK 10036
                                 (212) 754-0774
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                              EDWIN J. MCGUINN, JR.
                             CHIEF EXECUTIVE OFFICER
                           1114 AVENUE OF THE AMERICAS
                                   30TH FLOOR
                            NEW YORK, NEW YORK 10036
                                 (212) 754-0774
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                    COPY TO:

                              LOUIS W. ZEHIL, ESQ.
                                MCGUIREWOODS LLP
                     1345 AVENUE OF THE AMERICAS, 7TH FLOOR
                          NEW YORK, NEW YORK 10105-0106

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933 check the following box. |_|

                                         CALCULATION OF REGISTRATION FEE
------------------------------------ --------------- ---------------------- ------------------------ -----------------
                                                       Proposed Maximum        Proposed Maximum         Amount Of
 Title Of Each Class Of Securities    Amount To Be    Offering Price Per      Aggregate Offering       Registration
       To Be Registered (1)            Registered          Share (2)                 Price               Fee (3)
------------------------------------ --------------- ---------------------- ------------------------ -----------------
Shares of Common Stock, par value      11,576,955            $3.02              $34,962,404.10          $4,115.07
$0.001 per share, Common Stock
underlying options and warrants
and common stock underlying Series
A Convertible Preferred Stock
------------------------------------ --------------- ---------------------- ------------------------ -----------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of determining the amount of the registration fee, based on the average of the high and low sale prices of the common stock as reported by the Over-The-Counter Bulletin Board on June 24, 2005 in accordance with Rule 457(c) under the Securities Act of 1933.

(3) The Registrant previously paid $6,740.68 in fees in connection with the filing of this registration statement on March 22, 2005 which fee was calculated based on the average of the high and low sale prices of the Common Stock as reported by the Over-The-Counter Bulletin Board on March 14, 2005.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 13, 2005

                                   PROSPECTUS

                               MRU HOLDINGS, INC.

                        11,576,955 SHARES OF COMMON STOCK
                  --------------------------------------------

                    TO BE OFFERED BY CERTAIN STOCK HOLDERS OF
                               MRU HOLDINGS, INC.
                   -------------------------------------------

This prospectus relates to the offering by certain stockholders of MRU Holdings, Inc. of up to 11,576,955 shares of our common stock, par value $0.001 per share, referred to in this prospectus as the "Common Stock." Those shares of Common Stock include 3,250,006 shares underlying shares of our Series A Convertible Preferred Stock, par value $0.001 per share, referred to in this prospectus as the "Series A Preferred Stock," issued to accredited investors in connection with the private placement of the Series A Preferred Stock, referred to in this prospectus as the "Private Placement Offering;" and 227,500 shares underlying warrants issued in connection with the Private Placement Offering to our placement agents, referred to in this prospectus as the "Placement Agent Warrants;" and 7,999,449 shares underlying warrants issued in connection with the execution of a credit agreement with Nomura Credit & Capital, Inc., referred to in this prospectus as the "Nomura Warrants" and collectively referred to with the Placement Agent Warrants as the "Warrants;" and 100,000 shares underlying options issued to consultants of the Company, referred to in this prospectus as the "Options." We will not receive any proceeds from the sale of Common Stock by the selling stockholders. We may receive proceeds from the exercise of the Warrants or Options by the selling stockholders. We intend to use any proceeds received from exercise of the Warrants or Options for working capital and general corporate purposes.

The selling stockholders have advised us that they will sell the Common Stock from time to time in the open market, on the Over-The-Counter Bulletin Board (the "OTC Bulletin Board"), in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution." We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all of their selling commission, brokerage fees and related expenses.

The Common Stock is traded on the OTC Bulletin Board under the symbol "MHOI.OB." On June 24, 2005, the closing bid price of the Common Stock was $3.04 per share.

BEFORE MAKING ANY INVESTMENT IN OUR SECURITIES, YOU SHOULD READ AND CAREFULLY CONSIDER THE RISKS DESCRIBED IN THE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THIS PROSPECTUS IS DATED [_______________], 2005

Table of Contents


SUMMARY....................................................................1

THE COMPANY................................................................1

THE OFFERING...............................................................4

RISK FACTORS...............................................................5

SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS..............17

USE OF PROCEEDS...........................................................18

PRICE RANGE OF OUR COMMON STOCK...........................................20

DIVIDEND POLICY...........................................................20

CAPITALIZATION............................................................21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS AND FINANCIAL
         CONDITION........................................................21

BUSINESS OVERVIEW.........................................................23

MANAGEMENT AND DIRECTORS..................................................36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............40

EXECUTIVE COMPENSATION....................................................41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................44

SELLING STOCKHOLDERS......................................................44

PLAN OF DISTRIBUTION......................................................47

DELAWARE ANTI-TAKEOVER LAW................................................48

LEGAL MATTERS.............................................................48

EXPERTS ..................................................................48

WHERE YOU CAN FIND MORE INFORMATION.......................................48

INDEX TO FINANCIAL STATEMENTS............................................F-1


                      -------------------------------------


We obtained statistical data, market data and certain other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports in this prospectus.

                                     SUMMARY

                                   THE COMPANY

In this prospectus, unless the context requires otherwise, "we," "our," "us," "MRU" and the "Company" refer to MRU Holdings, Inc. and its subsidiaries.

We are a specialty finance company who profiles and provides students with funds for higher education using a blend of current market credit practices as well as our own proprietary analytic models and decision tools. We have a prominent brand name "MyRichUncle(TM)" and highly scalable loan origination infrastructure. We use these assets to provide federally guarantied and private loans to students on a referral basis. We have taken steps, as more fully described herein, to facilitate our entry into the student lending market as a lender and originator of federally guarantied and private student loans.

We offer three primary financial products to students and financial institutions participating in the specialty finance educational lending sector. These products include private alternative student loans; guaranties for students with certain credit challenges, such as the lack of a co-signor or such as a foreign resident seeking credit support to obtain domestic educational financing while attending school in the U.S.; and the origination of federally guaranteed student loans on behalf of other lenders. We will generate revenues from (i) the referral or sale of federal loans, (ii) loan origination fees and guaranty fees,
(iii) residual cash flows from the sale or securitizations of portfolios of our alternative student loans and (iv) interest surcharges related to our guaranties of student loans.

Industry Overview

Tremendous increases in the cost of higher education have created an estimated $193 billion annual market in education expenditures.(1) Federal and state subsidization, primarily in the form of loans, provides approximately $81 billion in financing per year(2), leaving a computed gap of $112 billion. Federal financing covers part of the overall cost with student loan limits of $18,500 for graduate and professional school students while the cost for a private graduate degree is approximately $40,000+ per year. Students at private undergraduate institutions have limits of $2,650 to $5,500 per year but pay $30,000+ per year in tuition and education-related expenses. In addition, according to Nellie Mae, students use credit card debt to partially finance this gap with graduate students accumulating an average of $7,831 in credit card debt that may be at an annual percentage rate ("APR") as high as 18%.(3) The remainder of the gap is filled partially or entirely by family and student contributions or other means. As a result, students are constantly looking for ways in which they can fill the gap between federal loans and grants and the full cost of an education. We believe that we can offer a solution to this funding gap through innovative products which can yield substantial long term stockholder value.

Historically, credit providers have relied primarily on credit risk scores to assess consumer credit and bankruptcy risk at all stages of the credit lifecycle including customer acquisition (prescreening and marketing), origination and underwriting and customer management. Risk scores rank consumers according to the likelihood that their credit obligations will be paid as expected. A consumer's FICO(R) score is the numeric representation of his or her financial

(1) MRU estimate based on total enrollment numbers from 2002 multiplied by average total cost. In certain instances costs for room and board, books and supplies, transportation and miscellaneous expenses were estimated.

(2)   "Trends in Student Aid" The College Board, pg. 4, Pub. 2004

(3)   "Credit Card Usage Among Graduate Students 2003" Nellie Mae, pg. 1, May
      2004

(4)   "What's in Your Score", myFico.com,
      http://www.myfico.com/myfico/CreditCentral/ScoreConsiders.asp responsibility. The primary data points assessed include payment history, length of credit history, new credit, types of credit used, and amounts owed.(4) We believe this approach to credit scoring does not provide a full picture of an individual's financial condition. We believe this is especially true of young individuals who have, at best, a very brief credit history often with loan amounts too small to accurately predict long-term financial responsibility.

Strategy

We utilize a unique and proprietary underwriting model which we believe provides us with a compelling competitive advantage. By combining traditional credit scoring methods with our proprietary underwriting matrix, which considers the loan applicant's GPA, academic concentration, prior work experience, and the educational institution which the applicant is attending, we generate our own credit index which we believe is more insightful and robust regarding an applicant's future repayment capabilities. Our approach may offer students who would otherwise be disqualified under traditional credit scoring methods an opportunity to obtain funding for their education. Conversely, we may disqualify or price-adjust loans for students that otherwise would be viewed as viable or of a certain credit risk under traditional methods. We believe that no other educational finance company currently utilizes a similar approach to evaluating loan applicants or determining loan pricing. Our underwriting process adds another layer of analytical precision upon traditional evaluation tools and helps us make more informed lending decisions.

In addition to our unique underwriting methodology, we take a highly focused approach to our marketing while maintaining one of the most diverse sourcing channels in the industry. Of the approximately 6,400 accredited institutions of higher education in the United States(5), we only focus on the top 550 of those undergraduate and professional graduate institutions. The professional graduate disciplines that we target include law, business administration, engineering and medicine. We have also set limits on geographic concentrations of the loans, as well as the institution-specific concentration of the loan portfolio. These criteria define our lending and marketing methods. We believe that this targeted approach will consistently yield the optimal mix of attractive pricing, acceptable credit risk and a sufficiently deep base of potential customers. In contrast, we utilize a highly diverse approach to sourcing potential customers which we believe will create more sustainable distribution channels than our competitors. We are one of the few companies in this sector to market directly to students. Our direct marketing channels include Internet marketing and advertising campaigns, direct mail campaigns, and our branded MyRichUncle(TM) website. In addition, we intend to develop indirect origination sources including referrals from schools and universities and third party referral companies. In the future, we may also enter into private label lending arrangements with large banks and financial institutions. Equipped with our unique credit model, our focused marketing and diverse distribution channels, we believe that we are well positioned to enter and grow in the market for higher educational finance products and services market.

Product Offerings

We have created a suite of products in consideration of the needs of students, their families, and participating financial institutions after recognizing the overall inefficiencies within the student loan market. We aim to be a "one-stop shop" that provides traditional and merit-based financing for higher education financing needs. Our range of products will make it possible for qualified students to obtain private and federal loans. These products include:

o Private Student Loans - Private student loans supplement financing for qualified students beyond what they can obtain through the federal government and are not guarantied by the government. To facilitate this product, we have entered into a student loan credit facility ("Student Loan Credit Facility") with Nomura Credit & Capital, Inc. ("Nomura") which we anticipate will provide substantially all of the financing required. We intend to originate loans and warehouse the loans through the Student Loan Credit Facility with Nomura. It is anticipated that these loans will then be either sold to loan purchasers, other larger financial institutions, or be securitized. We expect to derive revenues from an origination fee generated upon the execution of the loan and our share of the residual cash flows generated through the securitization or sale of the loans.

(5)   Council for Higher Education Accreditation Internal Review, Summer 2002

o Loan Guaranties - Through our subsidiary MRU Universal Guaranty Agency, Inc., ("MRUG") we intend to enable students with particular credit challenges to procure loans originated by third-party lenders by providing a guaranty. Students with or without co-signors would have their loans guaranteed by MRUG so long as they met our proprietary underwriting guidelines. It is anticipated that students will pay fees to us for this service, which includes an upfront guaranty fee and an annual interest surcharge over the life of the loan.

o Federal Loans - We intend initially to refer students to other lenders of federally guaranteed loans. We receive a premium from the lenders we work with for funded applications. We will, at the appropriate time, originate federal loans that we intend to sell for a larger premium to secondary market purchasers of federal loans. We will follow the government's guidelines for originating and servicing federal loans. These functions will be outsourced to third-party servicers.

Through our innovative approach to higher education financing and our unique brand, we believe that MRU can become one of the premier providers of educational financial services.

Recent Events

On February 4, 2005, MRU Lending, Inc. ("MRU Lending"), an indirect wholly-owned subsidiary of the Company, entered into a credit agreement (the "Credit Agreement"), between Nomura, providing a $165 million secured revolving credit facility for the origination and warehousing of private student loans. The loans under the Credit Agreement are secured by, among other things, a lien on all of the student loans financed under the Credit Agreement and any other student loans owned by MRU Lending and not otherwise released, together with a pledge of 100% of the capital stock of MRU Lending. The facility will have a term of three years. Upon execution of the Credit Agreement, Nomura received warrants (the "Nomura Warrants") to purchase 7,999,449 shares of our Common Stock, equal to 27.5% beneficial ownership of the Company on a diluted basis, with an initial exercise price of $3.50 per share and which are subject to standard weighted average and anti-dilution protection for issuances of securities below the initial exercise price. 22.5% of the Nomura Warrants vested February 4, 2005 and the remaining 5% will vest on the second anniversary of the closing date of the Credit Agreement. Contemporaneously with and as a condition to the execution of the Credit Agreement, the Company sold in a private placement offering (the "Private Placement Offering") to accredited investors 3,250,006 shares of its Series A Convertible Preferred Stock ("Series A Preferred Stock") at a price of $3.50 per share. In connection with the completion of the Private Placement Offering, the Company issued to its placement agents warrants to purchase 227,500 shares of Common Stock at an exercise price of $3.50 per share (the "Placement Agent Warrants"). In connection with and as a condition to the execution of the Credit Agreement, the Company agreed to undertake registration with the SEC of the Common Stock issuable upon exercise of the Warrants and the Common Stock issuable upon conversion of the Series A Preferred Stock.

On March 17, 2005, Max Khan submitted his resignation as a member of our Board of Directors and on March 22, 2005, the Company elected Richmond T. Fisher to the Board of Directors.

On May 12, 2005, the Company entered into a sublease with ISID Finance of America, Inc. providing for the sublease of our principal executive offices. The term of the sublease commenced on May 25, 2005 and continues through May 30, 2009 unless sooner terminated or canceled. Rental payments under the sublease amount to $353,510 per annum. Our obligations under the sublease were guaranteed by Edwin J. McGuinn, Jr. our Chief Executive Officer.

On May 20, 2005, the Board of Directors approved a change in the Company's fiscal year end from December 31st to June 30th. As a result, the Company's 2005 fiscal year will end on June 30, 2005.

Corporate Information

MRU Holdings, Inc. is a Delaware corporation with principal executive offices located at 1114 Avenue of the Americas, 30th Floor, New York, New York 10036. Our telephone number is (212) 754-0774.

                                  THE OFFERING

Common Stock currently outstanding .................................................  13,664,501

Total Common Stock offered by the selling stockholders (1)..........................  11,576,955 shares

Common Stock offered by the selling stockholders issuable upon exercise of Warrants and Options.........................................................................  8,326,949shares

Common Stock offered by the selling stockholders issuable upon conversion of the
Series A Preffered Stock............................................................  3,250,006 shares


Common Stock oustanding after the offering (2)......................................  25,241,456

Use of Proceeds.....................................................................  We will not receive any proceeds from
                                                                                      the sale of Common
                                                                                      Stock offered by
                                                                                      this prospectus.

OTC Bulletin Board Symbol...........................................................  MHOI.OB

(1) Assumes the full exercise of the Warrants and Options and conversion of the Series A Preferred Stock.

                                  RISK FACTORS

As used in this section, "we," "us," "our," "MRU" and the "Company" refer to MRU Holdings, Inc. and its subsidiaries. Our future revenues will be derived from financial products to be used by students to pay for higher education. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals, including those described below. The risks described below are not the only ones MRU will face. Additional risks not presently known to us or that we currently deem immaterial may also impair our financial performance and business operations. If any of these risks actually occurs, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, the information set forth in the Company's Definitive Information Statement on Schedule 14C filed with the SEC on June 15, 2004 by our predecessor company, Pacific Technology, Inc., our Registration Statement on Form SB-2 filed with the SEC on August 24, 2004 as amended on November 18, 2004 and the consolidated financial statements contained herein and the related notes contained therein.

RISKS RELATED TO OUR BUSINESS

Our revenues are derived from financing products to be used by students to pay for higher education. There are numerous and varied risks known and unknown that may prevent us from achieving our goals. Some of these risks are set forth below.

We Are A Development Stage Company. We Have No Operating History For You To Evaluate Our Business. We May Never Attain Profitability.

We are a development stage company and have derived minimal revenues from our new operations. As a specialty finance company, we have a very limited operating history, which may make an evaluation of the business prospects by you difficult. Our current operations are therefore subject to all of the risks inherent in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business. Investors should evaluate us in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. We may never overcome these obstacles.

Our business is speculative and dependent upon the implementation of our business plan and consumer acceptance of our financial products and services. There can be no assurance that our efforts will be successful or result in revenue or profit. There is no assurance that we will earn significant revenues or that investors will not lose their entire investment.

We Have A History Of Losses And, Because We Expect Our Operating Expenses To Increase In The Future, We Do Not Expect To Become Profitable In The Near Term, If Ever.

We have experienced net losses in fiscal years 2004 and 2003. We incurred a net loss to common stockholders of $1,871,433 during fiscal year 2004 and $49,274 in fiscal year 2003. There can be no assurance that we will ever generate net income for our stockholders.

Our Inability To Establish Or Maintain Relationships With Higher Education Institutions May Impair Our Business.

As part of our marketing plan, we anticipate marketing our products through referrals from universities and other institutions of higher education which will likely subject us to review and qualification before we can be placed on a referral, recommendation, or preferred provider list. We may not be able to establish relationships or meet the standards of some, if not all, universities and colleges, and may not be included on any preferred or recommended lender lists of universities or colleges. This would reduce our access to students and families seeking financing for higher education, which would reduce our market and impair our financial condition and results of operation.

Our Risk Control And Eligibility Scoring System May Have Defects Or Turn Out To Be Ineffective, Which Could Materially And Adversely Affect Our Prospects, Business And Results of Operations.

The system we use to score students thereby determining their eligibility for and/or cost of financing and to control risks is based on our existing knowledge and available actuarial data and may not be complete and accurate. If this system turns out to be inaccurate or ineffective, our prospects, business, financial condition and results of operations could be materially and adversely affected.

We May Be Unable To Implement Our Proposed Loan Guaranty Product.

We intend to offer a loan guaranty product in the future wherein we function as guarantors of debt obligations of students in consideration of payment of fees. In order to implement and manage our loan guaranty product, we will need to address, among other things, the following risks:

o     Lenders may not be willing to accept our guaranty;

o The lender may require that we hold back a portion of the revenues to be used to guaranty loans, thereby reducing our fee income;

o We may not accurately predict default rates for the loans that we guaranty and accordingly default rates may be higher than anticipated;

o Our obligation to buy back default loans per each guaranty arrangement may exceed our financial resources and those of the guaranty agency, thereby jeopardizing the health of the agency and its ability to initiate new guaranties;

o We may not accurately predict default rates for the loans that we guaranty;

o Students that have not received our guarantees may not remain in the United States. Students may move to a country where we have no servicing infrastructure or default protection measures;

o     Other companies may offer similar loan guaranty products;

o Requirements may change making it easier for students to procure loans without a guarantor or with guarantors who would currently be deemed to be of inadequate credit quality;

o The loans may require additional guaranties from guarantors or guaranty agencies and these guarantors or guaranty agencies may be unwilling to provide needed guaranties; and

o We may lose or not possess sufficient credit support to maintain the operations of the Company's guaranty agency subsidiary.

If we do not adequately address these risks and other factors, our prospects, business, financial condition and results of operation may by materially adversely affected.

Demand For Our Products May Decrease.

Demand for higher education financing may decrease. This may be as a result of a decrease in demand for higher education or increased affordability of higher education. This increased affordability may be the result of universities reducing costs, families having more funds available to pay for higher education, increases in the amount or availability of free financing such as scholarships or grants, or other factors unknown to us. Additionally, further government support of higher education through increased funding for students and tax or other incentives related to higher education may reduce the costs, increase the affordability and decrease demand for our products.

Our Direct Marketing Initiative May Not Prove To Be Effective.

One of our marketing strategies is to target students directly. We accomplish this principally through our website, which provides an interactive forum for students and families to learn about our products and services and to apply for them from us. There can be no assurance that the Internet will continue to be an effective means of reaching our prospective customers, or that we will be able to effectively utilize any alternative means that may become available.

Public relations are an important part of our marketing program and our effort to build our reputation and brand identity. As our products and services become better known, they will become less newsworthy, and we may therefore receive less media coverage, or we may have to increase our public relations efforts and expenditures to maintain or increase the amount of media coverage that we receive. We cannot assure you that media coverage will be accurate and positive. Inaccurate or negative representations of the company in the media may have a material adverse effect on our financial condition and results of operations.

Other Sources Of Higher Education Financing May Be Preferred By Borrowers.

We compete with other options that students and families may have available to them to finance the costs of post-secondary education. Families and students may simply prefer other options. These options include, among others:

o home equity loans, under which students or their families borrow money based on the value of their real estate, which may increase over time, thereby making more equity available to finance education costs;

o prepaid tuition plans, which allow students to pay tuition at current rates to cover tuition costs in the future;

o 529 plans, which are state sponsored investment plans that allow a family to save funds for education expenses;

o education IRAs, now known as Coverdell Education Savings Accounts, under which a holder can make annual contributions for education savings; and

o credit cards, which may be readily available, easy to use, offer quick access to funds and may have attractive introductory rates that appeal to borrowers.

There is no assurance that we will be able to compete successfully against other providers of funds including but not limited to traditional and established student loan providers, credit card or mortgage lenders or any new forms of competition. If we are unable to compete effectively with these sources of funding, our business, financial condition and results of operation will suffer and may require us to revise or abandon our business plan or seek to sell our business or curtail or discontinue our operations.

We Must Be Able To Compete Effectively With Other Providers Of Higher Education Financing Products And Services In Order To Succeed.

The market for higher education finance is highly competitive, and if we are not able to compete effectively, our revenue and results of operations may be adversely affected. The loan origination market has a large number of competitors and is dominated by a number of large institutions including Wells Fargo, Bank of America, JPMorgan Chase, Citibank, First Marblehead Corp., and Sallie Mae. Most of our competitors have, among other competitive advantages, greater financial, technical and marketing resources, larger customer bases, greater name recognition and more established relationships than we have. Larger competitors with greater financial resources may be better able to respond to the need for technological changes, compete for skilled professionals, build upon efficiencies based on a larger volume of transactions, procure capital at a lower cost, fund internal growth and compete for market share generally. As to our alternative financing products and services where we hope to establish a niche, third parties may enter these markets and compete against us. If third parties choose to provide the range of services that we provide, pricing for our services may become more competitive, which could lower our profitability or eliminate profitability altogether. Our guaranty agency subsidiary may also face substantial competition. No real barriers prevent our larger competitors from entering the guaranty agency business with better products and more competitive rates. Low entry barriers characterize the guaranty agency business and may result in significant competition for our guaranty agency and adversely impact our profitability.

If We Do Not Comply With Applicable Governmental Regulations, Our Business May Suffer.

Our business operations and product offerings may be subject to various governmental regulations. We are in the process of ascertaining the applicability of various laws to us and our operations. If we become subject to additional government regulation, our compliance costs could increase significantly. Regulatory compliance activities could also divert our human and other resources from revenue-generating activities.

Other than for corporate foreign qualifications in Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Massachusetts, Maryland, Michigan, Minnesota, North Carolina, New Jersey, New York, Ohio, Pennsylvania, Tennessee, Texas, Virginia, Washington and Wisconsin and pending applications for lending licenses in Colorado, Iowa, Massachusetts, New York and Wisconsin, we currently have no licenses or registrations in connection with conducting our business. In connection with the Student Loan Credit Facility we will be required to obtain lending licenses in nine states with potential exemptions depending on loan amount, interest rate and/or APR. We may be required to be licensed or registered in other jurisdictions as well. In some cases determining whether licensing or registration is necessary may require us to seek rulings from regulators in different states. We cannot assure you that we will be able to obtain or, once obtained, maintain our licenses or registrations in any states where we are required to be licensed or registered to operate our business. Our activities in states where necessary licenses or registrations are not available could be curtailed pending processing of an application, and we may be required to cease operating in states where we do not have valid licenses or registrations. This would reduce the size of the market for our products and services, which may have a material adverse effect on our business. We could also become subject to civil or criminal penalties for operating without required licenses or registrations. Further, we may be deemed in violation of certain state securities laws or consumer protection laws, and we may be required to register as a broker-dealer or complete an issuer/agent registration in certain states. We could face substantial costs in connection with legal proceedings seeking to penalize us for failing to comply with applicable regulations. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. These costs may be substantial and may materially impair our prospects, business, financial condition and results of operation.

In addition, we and other organizations with which we work are subject to licensing and extensive governmental regulations, including truth-in-lending laws and other consumer protection regulations. From time to time we have, and we may in the future, become responsible for compliance with these regulations under contractual arrangements with our clients. If we fail to comply with these regulations, we could be subject to civil or criminal penalties.

We are also subject to increasingly more complicated federal and state regulations affecting our business including but not limited to securities laws and rules and consumer protection legislation. Compliance costs will increase as we become subject to a broader range of federal and state regulations. We also will face more potential liability as the range of laws that are applicable to us increases. Further, our business may be curtailed if we cannot or do not comply with regulations to which we are or become subject because we may no longer be permitted to engage in business lines that we had formerly engaged in or intended to expand into. Higher compliance costs, greater potential liability or decreased product lines could have a material adverse effect on our prospects, business, financial condition and results of operations.

Changes In The Regulatory Regime Could Impair Our Business.

We operate in a heavily regulated industry, and new laws and changes in existing laws could affect our business. The federal government and state governments regulate extensively the financial institutions and other entities that offer consumer finance products. The applicable laws and regulations are subject to change and generally are intended to benefit and protect borrowers rather than our stockholders or us. Changes in existing laws and rules, the enactment of new laws and rules, and changing interpretations of these laws and rules could, among other things:

o force us to make changes in our relationships with investors, clients, customers, lenders, educational institutions, guarantors, servicers, collection agencies, and trusts;

o require us to implement additional or different programs and information technology systems;

o     impose licensing or capital and reserve requirements on us;

o decrease our ability to target our market, such as "do not call lists" and "anti-spamming" legislation;

o     increase our administrative and compliance costs; and

o     impose additional third-party service costs.

Failure to comply with government regulations could subject us to civil and criminal penalties and affect the value of our assets. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. As a result, there could be a material adverse effect on our prospects, business, financial condition and our results of operation.

If We Violate Applicable Privacy Laws Our Business Could Be Materially Adversely Affected.

The federal government and several state governments have enacted fraud and abuse laws and laws to protect borrowers' privacy. Violations of these laws or regulations governing our operations or our third party business partners and our and their clients could result in the imposition of civil or criminal penalties, the cancellation of our contracts to provide services or exclusion from participating in education finance programs. These penalties or exclusions, were they to occur, would negatively impair our ability to operate our business. In some cases, such violations may also render the loan assets unenforceable. We could also have liability to consumers if we do not maintain their privacy, or if we do not abide by our privacy policies, and any such violations could damage our reputation and the value and goodwill of our brand name. Violations of these regulations could have a material adverse effect on our financial condition, business and results of operation.

We May Be Unable To Offer Our Loan Products Without The Support Of A Credit Facility Under Commercially Viable Terms From A Solvent And Reliable Lender.

We have entered into a $165 million Student Loan Credit Facility with Nomura. Under the terms of the facility, we will have to abide by certain conditions and requirements to make full use of the facility. Our inability to comply with these conditions may severely impact our business. The following sets forth these potentially adverse limitations of the facility:

o Our inability to maintain certain financial and underwriting standards may limit our ability to make full use of the Student Loan Credit Facility;

o Nomura has the option of terminating the credit facility at their option if they determine that a materially adverse business event has occurred;

o As a term of the Student Loan Credit Facility, Nomura received warrants to purchase shares of our Common Stock representing 27.5% of the beneficial ownership of our Company on a diluted basis with an exercise price of $3.50 per share. If the Student Loan Credit Facility should be terminated for any reason, Nomura will retain its right to acquire a significant ownership stake in our Company. That ownership stake may prevent us from offering similar terms to a new lender for a replacement facility without having our stockholders undergo substantial ownership dilution;

o The Student Loan Credit Facility with Nomura has a three-year term. There can be no assurance that we will be able to secure similar financing to replace the Student Loan Credit Facility under commercially viable terms when it expires. If we fail to find replacement financing, we may be unable to continue to offer some or all of our loan products; and

o The Student Loan Credit Facility requires that we dispose of the loans in the facility for 15 months and sell or repurchase loans in the facility that become ineligible for a host of disqualifiers such as delinquency. There can be no assurance that we will be able to dispose of these loans or possess enough capital to repurchase the ineligible loans. Failure to comply with these requirements may result in the termination of the Student Loan Credit Facility and may prevent us from offering our loan products until adequate replacement financing is secured which may never occur.

We May Be Unable To Meet Our Capital Requirements In The Future.

We may need additional capital in the future, which may not be available to us on reasonable terms or at all. The raising of additional capital may dilute your ownership in us. We may need to raise additional funds through public or private debt or equity financings in order to meet various objectives including but not limited to:

o     pursuing growth opportunities, including more rapid expansion;

o     acquiring complementary businesses;

o     making capital improvements to improve our infrastructure;

o     hiring qualified management and key employees;

o     developing new services or products;

o     responding to competitive pressures;

o     complying with regulatory requirements such as licensing and registration;
      and

o     maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity may dilute your ownership percentage in us. This could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect.

Furthermore, any additional debt or equity financing we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may be forced to curtail our growth plans or cut back our existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations we need to stay in business.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

We Will Derive A Significant Portion Of Our Revenue And Substantially All Of Our Income From Structuring Securitization Transactions; Our Financial Results And Future Growth Would Be Adversely Affected If We Are Unable To Structure Securitizations.

Securitization refers to the technique of pooling loans and selling them to a special purpose, bankruptcy remote entity, typically a trust, which issues securities to investors backed by those loans. In connection with potential securitizations, we will receive compensation in the form of fees, and residuals. The amount and timing of the fees we will recognize are affected, in part, by the size and composition of loan pools to be securitized, the return expectations of potential investors and assumptions we will make regarding loan portfolio performance, including defaults, recoveries, and prepayments.

The Timing Of Our Future Securitization Activities Will Greatly Affect Our Quarterly Financial Results.

Our quarterly revenue, operating results and profitability are likely to vary significantly on a quarterly basis. Our quarterly revenue will vary primarily because of the timing of our future securitizations that we intend to structure. The timing of these securitization activities may be affected to some degree by the seasonality of student loan applications and loan originations. Origination of student loans is generally subject to seasonal trends, with the volume of loan applications increasing with the approach of tuition payment dates.

A Number Of Factors, Some Of Which Are Beyond Our Control, May Adversely Affect Future Securitization Activities And Thereby Adversely Affect Our Results Of Operations.

Our future financial performance and growth may depend in part on our future ability in structuring securitizations. Several factors may affect both our ability to structure securitizations and the revenue we generate for providing our structural advisory and other services, including the following:

o degradation of the credit quality and performance in the loan portfolios of the trusts we will structure could reduce or eliminate investor demand for securitizations that we will facilitate in the future;

o unwillingness of financial guaranty providers to continue to provide credit insurance in the securitizations that we will structure or in student loan-backed securitizations generally;

o adverse performance of, or other problems with, student loan-backed securitizations that other parties facilitate could impact pricing or demand for our potential securitizations; and

o any potential material downgrading or withdrawal of ratings given to securities that will be issued in securitizations that we will structure could reduce demand for additional securitizations that we could structure.

If asset backed commercial paper conduits or similar asset backed conduits cease to purchase securities in the securitizations that we plan to structure, we may experience a delay in the timing of our future securitizations as we will seek to find alternate channels of distribution.

Under the possible terms of some of our future contracts with key potential lender clients, we may have an obligation to securitize loans originated by those lenders periodically. We may agree with other potential lenders to securitize more frequently in the future. If we do not honor these possible obligations, we may be required to pay liquidated or other damages, which could adversely affect our results of operations.

In Connection With Our Recognition Of Revenue From Future Securitization Transactions, If The Estimates We Will Make, And The Assumptions On Which We Will Rely, In Preparing Our Financial Statements Prove Inaccurate, Our Actual Results May Vary From Those Reflected In Our Future Financial Statements.

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenue and expenses, the amount of fees we accrue and related disclosure of contingent assets and liabilities.

We intend to receive upfront fees for our services in connection with securitization transactions. We intend to have the right to receive a portion of the residual interests that the trust creates. As required under accounting principles generally accepted in the United States of America, we plan to recognize as revenue the present value of the residuals at the time the securitization trust purchases the loans because they will be deemed to be earned before they are actually paid to us. We plan to record additional residuals as receivables on our balance sheet at fair value. Accounting rules require that these receivables be marked-to-market. We will estimate the fair value both initially and each subsequent quarter and reflect the change in value in earnings for that period. Our key assumptions to estimate the value include prepayment and discount rates, interest rate trends and the expected credit losses from the underlying securitized loan portfolio, net of recoveries. If our assumptions are wrong, the residuals that we may receive from the trusts could be significantly less than reflected in our future financial statements, and we may incur a material negative adjustment to our earnings in the period in which our assumptions change.

Our future residuals in each potential securitization that we may facilitate are likely to be subordinate to securities issued to investors in such securitizations and may fail to generate any revenue for us if the securitized assets only generate enough revenue to pay the investors.

Our Financial Results Could Be Adversely Affected If We Are Required To Consolidate The Financial Results Of The Entities That We Will Use For Future Securitizations That We Will Facilitate.

We intend to retain a residual interest in these securitizations undertaken through our trust subsidiaries. We do not plan to consolidate the financial results of the trusts with our own financial results. If, as a result of these amendments or changes in accounting rules, we become required to consolidate the financial results of one or more trusts with our own financial results, our financial results could be adversely affected, particularly in the early years of a trust when a trust typically experiences losses.

In Structuring And Facilitating Future Securitizations Of Our Potential Clients' Loans And As Holders Of Rights To Receive Residual Cash Flows In Those Trusts, We May Incur Liabilities To Investors In The Asset-Backed Securities Those Trusts Issue.

We plan to facilitate and structure a number of different special purpose trusts that are designed to be used in securitizations to finance student loans that we or our marketing partners originate. Under applicable state and federal securities laws, if investors incur losses as a result of purchasing asset backed securities that those trusts issue, we could be deemed responsible and could be liable to those investors for damages. If we fail to cause the trusts to disclose correctly all material information regarding an investment in the asset-backed securities or if the trust should make statements that are misleading in any material respect in information delivered to investors, it is possible that we could be held responsible for that information or omission. In addition, under various possible agreements entered into with underwriters or financial guaranty insurers of those asset-backed securities, we will be contractually bound to indemnify those persons if investors are successful in seeking to recover losses from those parties and the trusts should be found to have made materially misleading statements or to have omitted material information.

We do not maintain reserves or insurance against this potential liability. If we become liable for losses investors incur in any of the securitizations that we may facilitate or structure, our profitability or financial position could be materially adversely affected.

Our Business May Suffer If We Experience Technical Problems.

If our technology does not function properly, is breached or interrupted, or contains errors that we have not corrected, we may not achieve the performance we expect. Any interruption in or breach of our information systems may result in lost business. For instance, our analytical models may not prove to be an accurate predictor of actual credit risk of students, or our technology may contain "bugs" or become infected by computer viruses or worms that may interfere with the functionality of our technology or negatively impact our proprietary databases. We may not immediately detect and fix these problems, which may increase damage to our business. These problems may result in, among other consequences, our over-estimating cash flows from borrowers or underestimating default rates. Third parties who have relied on our financial models or projections may have recourse against us in the event of inaccuracies caused by technical or other problems. Individually or cumulatively, these types of problems may have a material adverse effect on our business, financial condition and results of operation.

We Rely Heavily On Our Technology And Our Technology Could Become Ineffective Or Obsolete.

We rely on technology to interact with consumers to originate our products and to perform some servicing functions pertaining to our financing products. It is possible that our technology may not be effective, or that consumers will not perceive it to be effective. We will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial, and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, we may lose market share. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient. The impact of technical shortcomings could have a material adverse effect on our prospects, business, financial condition and results of operations.

Our Reliance On Technology, Including The Internet, As A Means Of Offering And Servicing Our Products And Services May Results In Damages.

We offer and sell our products and services to borrowers using technology. Although the use of the Internet has become commonplace, people may approach the entering of private information, as well as conducting transactions through the Internet, hesitantly. We have implemented security measures within our systems, but skilled computer-users could potentially circumvent some of these precautions. Although we are dedicated to maintaining a high level of security, it is impossible to guaranty total and absolute security. Any security breach could cause us to be in violation of regulations regarding information privacy and as such cause us to pay fines or to lose our ability to provide our products. Consumers may also be hesitant or unwilling to use our products if they are or become aware of a security problem or potential security problem. We could also be liable to consumers or other third parties if we do not maintain the confidentiality of our data and the personal information of our consumers.

Monitoring unauthorized use of the systems and processes that we developed is difficult, and we cannot be certain that the steps that we have taken will prevent unauthorized use of our technology. Furthermore, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our proprietary information. If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and services will be adversely affected. This may have a material adverse effect on our financial condition and results of operation.

Legal Protection We Seek For Our Intellectual Property Assets May Not Prove To Be Available or Effective.

We have filed a patent for protecting our intellectual property assets and continue to patent new innovations. These patents provide an important competitive advantage to us, and our prospects, business, financial condition and results of operations may be materially adversely affected if these patents are not granted or upheld. In addition to seeking patent protection, we rely on copyright, trademark and trade secret protection for our intellectual property. These methods may not be adequate to deter third parties from misappropriating our intellectual property or to prevent the disclosure of confidential information or breaches of non-competition agreements between us and our employees or consultants, and may not provide us with adequate remedies for misappropriation. Our technology could also be designed around, replicated or reverse-engineered by competitors, and we may not have the ability to pursue legal remedies against them. For example, competitors could replicate data or acquire data comparable to that which we have assembled in our proprietary databases, which could erode our competitive advantage. We also may fail to detect infringement of our intellectual property rights and may thereby lose those rights. In addition, obtaining, monitoring and enforcing our intellectual property rights will likely be costly, and may distract our management and employees from pursuing their other objectives, which could impair our performance. If we are unable to protect our intellectual property, our business may be materially adversely affected.

We May Be Subject To Litigation For Infringing The Intellectual Property Rights of Others.

Should we infringe (or be accused of infringing) an existing patent, copyright, trademark, trade secret or other proprietary rights of any third party, we may be subject to litigation. Such litigation may be costly. If we settle or are found culpable in such litigation, we may be required to pay damages, including punitive damages (such as treble damages) if we are found to have willfully infringed, and we may also be required to pay license fees or cease to use that intellectual property which is found to have been infringed by us. The amount of damages we are required to pay may be substantial, and may require us to obtain additional sources of revenue or additional capital to continue operating. We also may be precluded from offering products or services that rely on intellectual property that is found to have been infringed by us. Further, we may also be required to cease offering the affected products or services while a determination as to infringement is considered by a court. If we are not able to offer products or services, our prospects, business, financial condition and results from operations may be materially adversely affected.

We May Not Be Able To Enter Or Remain In The Business Of Offering Federal Family Education Loan Program ("FFELP") Loans.

The government makes loans available to students through a variety of programs and channels. One such program is the Federal Family Education Loan Program ("FFELP"). While we propose to offer FFELP loans, to date we have not offered any FFELP loans. We have no experience in implementing a FFELP loan program. We may not receive a Lender Identification Number from the Department of Education which is a requirement for originating FFELP loans ourselves and potentially selling them to secondary market purchasers. We may not receive any applications for FFELP loans. We may incorrectly source applications. We may incorrectly originate FFELP loans which may result in the guaranty agencies refusing to guaranty the loans. We may be unable to effectively implement these types of loans, and our financial condition and results from operation may be materially adversely affected.

Government Cutbacks May Reduce Or Eliminate The FFELP.

The FFELP is subject to the federal government's annual budget appropriation process. Reductions in the amount of funds appropriated to the U.S. Department of Education ("DoE") and/or to guarantors under the FFELP may reduce the amount of FFELP loans originated. The federal government may also choose to eliminate the FFELP entirely. Curtailing or eliminating the FFELP could reduce or eliminate our FFELP loan origination business, which may have a material adverse affect on our operations and revenue.

The Federal Direct Loan Program ("FDLP") may be increased, which could lead to a reduction in the amount of FFELP loans borrowed.

Under the FDLP, the federal government funds the DoE to make FDLP loans directly to students, thereby eliminating a loan originator, such as us. The federal government may increase funds in the FDLP. Students may prefer FDLP loans to our FFELP or alternative loan programs, which could result in lower demand for our products and services and lower operating revenue.

Guaranties May Not Be Available For Our FFELP Loan Program.

In order to be able to offer a FFELP loan program we must procure a guaranty from a government guaranty agency for our FFELP loan program. If we do not satisfy conditions set forth by the DoE in connection with FFELP loans (such as compliance with origination and collection standards, which address consumer rights concerns), then existing guaranties may be terminated. If guarantors are unable to satisfy default obligations that they have guaranteed (for instance, if the guarantor's own financial condition is weak), then we may be required to resort to the DoE to honor the guaranty obligations of the original guarantors. In so doing, the DoE would make a determination as to the original guarantor's inability to meet its guaranty obligations. This could add costs and delays to the process of obtaining guaranty payments on defaulted loans, which could cause us to have cash flow and other problems. There is a possibility that the DoE would be unable to determine whether or not the guarantor is unable to meet its guaranty obligations. The lack of strong guarantors would increase the risk of non-payment or delay in payment of loan obligations owed to us, could increase our collection costs and could impair the value of our loan assets.

We Will Not Be Able To Originate FFELP Loans If We Are Unable To Appoint A Trustee Lender.

To originate FFELP loans, we need a third party to act as a trustee lender. We do not have a commitment from any bank to act in that capacity. Although we have entered into discussions with prospective trustee lenders, we may be unable to procure a loan trustee. If so, we will not be able to originate FFELP loans, thereby substantially reducing the potential market size of our FFELP loan origination business.

We May Not Be Able To Enter Into And Consequently Maintain Our Loan Purchase Relationships with Lenders Or Secondary Market Purchasers of Loans.

As part of our lending business, we propose to resell loans to secondary market purchasers of student loans. However, there is no assurance that we will be able to enter into loan purchase agreements with such parties. Even if we are able to enter into those agreements, the purchasers of our loans may cancel those loan purchase agreements at any time or substantially change the terms that are offered. If we enter into a loan purchase agreement that is cancelable or cancelled, we may seek an alternative purchaser for loans we originate. If we are unable to find alternative purchasers for these loans, then we will be required to hold the loans and await payment, rather than immediately receive payment for the projected income streams represented by the loans.

Even if we are able to enter into an agreement with a loan purchaser, the purchaser may be entitled to return loans to us where the loans are refunded, cancelled or prepaid by the borrower. Purchasers may also return loans that are originated improperly or erroneously or that are not guaranteed by a guaranty agency if we do not correct these problems. If the purchaser returns loans to us, we may be required to repay some or all of the amount the purchaser paid to us to purchase the loans. At the time repayment is required, we may not have available funds to repay the purchaser. Repayments could also impair our ability to effectively manage our cash flows. The uncertainty of required repayments could have a materially adverse affect on our business, financial condition and results of operation.

We May Not Be Able To Obtain Guaranties For Private Loans.

It may be a requirement of a purchase or a credit enhancement that a private loan be guaranteed by a non-profit guaranty agency. Such loans may also be non-dischargeable in the event of personal bankruptcy. We may be unable to procure private loan guaranties from a non-profit guaranty agency. This may adversely affect our ability to originate private loans.

Our Business Is Seasonal.

The majority of requests for financing made by students are received in the first and third quarter of the calendar year. Any disruption of supply, any change in our customers' loan needs, or any inability on our part to fund loans during the first quarter and third quarter of the calendar year could have a material adverse effect on our financial condition and annual results of operations.

We May Be Unable To Attract And Retain Key Employees.

Failure to attract and retain necessary technical personnel and skilled management could adversely affect our business. Our success depends to a significant degree upon our ability to attract, retain and motivate highly skilled and qualified personnel. If we fail to attract, train and retain sufficient numbers of these highly qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected. Our success also depends on the skills, experience and performance of key members of our management team. The loss of any key employee could have an adverse effect on our prospects, business, financial condition, results of operations. We do not maintain key man insurance policies on any of our officers or employees. We may issue stock options or other equity-based compensation to attract and retain employees. The issuance of these securities could be dilutive to the holders of our other equity securities.

The relative lack of experience of our management team may put us at a competitive disadvantage. Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as the Sarbanes-Oxley Act of 2002. The individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. There can be no assurance that our management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements. Our failure to do so could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Senior Management Maybe Difficult To Replace If They Leave.

The loss of the services of one or more members of our senior management team or the inability to attract, retain and maintain additional senior management personnel could harm our prospects, business, financial condition, and results of operations. Our operations and prospects depend in large part on the performance of our senior management team, including in particular Edwin McGuinn, Raza Khan and Vishal Garg. We may not be able to find qualified replacements for any of these individuals if their services are no longer available. We do not maintain key man insurance on any of these individuals.

We May Not Be Able To Effectively Mange Our Growth.

Our strategy envisions growing our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

o     meet our capital needs;

o     expand our systems effectively or efficiently or in a timely manner;

o     allocate our human resources optimally;

o     identify and hire qualified employees or retain valued employees; or

o incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth and our operations our financial results could be adversely affected.

RISKS RELATED TO OUR COMMON STOCK

You May Have Difficulty Trading and Obtaining Quotations For Our Common Stock.

Our Common Stock is currently quoted on the NASD's OTC Bulletin Board under the symbol MHOI.OB. Our Common Stock is not actively traded, and the bid and asked prices for our Common Stock have fluctuated widely. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities. This severely limits the liquidity of the Common Stock, and would likely have a material adverse effect on the market price of the Common Stock and on our ability to raise additional capital.

The Market Price Of Our Common Stock Is, And Likely To Continue To Be, Highly Volatile And Subject To Wide Fluctuations.

The market price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

o     announcements of new products or services by our competitors; and

o fluctuations in revenue from our student loan originator and guaranty business.

In addition, the market price of our Common Stock could be subject to wide fluctuations in response to:

o     quarterly variations in our revenues and operating expenses;

o announcements of technological innovations or new products or services by us;

o announcements by the government to increase funding or incentives for higher education;

o fluctuations in interest rates and / or the asset backed securities market; and

o     significant sales of our Common Stock by the selling stock holders.

Our Operating Results May Fluctuate Significantly, And These Fluctuations May Cause Our Stock Price To Fall.

Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses. If our results of operations do not meet the expectations of current or potential investors, the price of our Common Stock may decline.

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking" information within the meaning of the federal securities laws. The forward-looking information includes statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Forward-looking information and statements are subject to many risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include:

      o     our ability to implement our loan guarantee product;

      o     our ability to accurately predict loan default rates;

      o     the availability of other higher education financing alternatives;

      o legal regulation of our business and the cost of compliance with laws that may become applicable to our business; and

      o other risks and uncertainties described under "Risk Factors" and in our filings with the SEC.

You are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

When used in our documents or presentations, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements. We qualify any such forward-looking statements entirely by these cautionary factors.

                                 USE OF PROCEEDS

We will not receive proceeds from the sale of Common Stock under this prospectus, but we did receive consideration from certain of the selling stockholders at the time they purchased their shares of Series A Preferred Stock in the Private Placement Offering. We may receive proceeds from those selling stockholders who hold Warrants or Options if they exercise the Warrants or Options. We plan to use any proceeds received by such exercise to fund working capital, advertising and marketing expenses, research and new product development, personnel expenses and otherwise for general business purposes.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). As of June 6, 2005, approximately 13,664,501 shares of Common Stock and 3,250,006 shares of the Series A Preferred Stock were issued and outstanding. As of June 6, 2005, the Company had issued options to purchase 978,500 shares of Common Stock with an average weighted exercise price of $1.13 per share and warrants to purchase 11,371,506 shares of Common Stock with an average weighted exercise price of $2.87 per share.

The following description of our capital stock does not purport to be complete and is subject to and qualified by our Certificate of Incorporation and By-laws, and by the provisions of applicable Delaware law.

Common Stock

Subject to preferences that may be applicable to any rights of holders of outstanding stock having prior rights as to dividends, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors from time to time may determine. Holders of our Common Stock are entitled to 1 vote for each share of Common Stock held on all matters submitted to a vote of our stockholders. Cumulative voting is not permitted by the Certificate of Incorporation. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors. Each share of Common Stock outstanding is validly issued, fully paid and nonassessable.

Preferred Stock

The Series A Preferred Stock is convertible at any time, at the option of the holders of the Series A Preferred Stock into Common Stock at a price of $3.50 per share subject to adjustment for future stock issuances, splits, dividends, recapitalizations, etc. Holders of Series A Preferred Stock are entitled to dividends equal to 4% per annum, cumulative payable quarterly in cash or additional shares of Series A Preferred Stock at the discretion of the Company, subject to customary trading market conditions and the continued effectiveness of this registration statement. The Series A Preferred Stock has liquidation priority over the Common Stock or any future issuance of preferred stock. The holders of Series A Preferred Stock do not have any voting rights except on certain defaults and payments of dividends and as otherwise required by law.

Holders of Series A Preferred Stock were granted a contractual preemptive right to purchase their pro rata share of any future offerings of (a) Common Stock, preferred stock, or other equity security, (b) securities convertible into Common Stock (including any option to purchase such an equity security), (c) any security carrying any warrant or right to subscribe or to purchase any Common Stock or other equity security convertible into Common Stock, or (d) any such warrant or right with an effective purchase or conversion price of less than $3.50 per share (other than (i) shares of Common Stock reserved for issuance upon exercise of outstanding warrants and options, (ii) restricted stock or options granted pursuant to an incentive plan approved by our Board of Directors, (iii) restricted stock or options issued to employees, directors, consultants, or others for services provided to the Company, or (iv) shares of Common Stock issued in connection with any merger, consolidation, strategic alliance, acquisition, or similar business combination). Each holder of Series A Preferred Stock is entitled to purchase its pro rata share of any such offering based on the ratio that the number of Series A Preferred Stock owned by such holder bears to the total number of shares of Common Stock outstanding or issuable upon conversion of all outstanding convertible securities and exercise of all outstanding options and warrants. The preemptive right will terminate upon the earlier of the effective date of a registration statement covering the public resale of the Common Stock issuable upon the conversion of the Series A Preferred Stock or 12 months after Closing.

Warrants

As of June 6, 2005, we have issued warrants to purchase 11,371,506 shares of Common Stock with a weighted average exercise price of $2.87 per share and options to purchase 978,500 shares of Common Stock pursuant to our 2004 Omnibus Incentive Plan with a weighted average exercise price of $1.13 per share. Currently issued warrants include warrants to purchase 520,190 shares of Common Stock callable by the Company on 15 business days' written notice at a price equal to $.001 per share on the meeting of certain conditions and warrants to purchase 2,245,462 shares of Common Stock providing for cashless exercise by the holder.

Registration Rights

On August 24, 2004, the Company filed a registration statement with the SEC on Form SB-2, as amended by a pre-effective amendment filed on November 18, 2004 pursuant to our obligations under a registration rights agreement entered into in connection with a share exchange agreement pursuant to which we acquired 100% of the outstanding capital stock of Iempower, Inc. This registration statement registered for resale 14,011,959 shares of Common Stock and Common Stock issuable upon exercise of warrants and options. Of the number of shares registered for resale, 8,001,971 shares of Common Stock are held by executive officers and directors of the Company who are subject to lock-up agreements which prohibit them from selling or otherwise disposing of their shares until July 8, 2005 without our consent. The registration statement was declared effective on February 10, 2005.

Indemnification Matters

Our certificate of incorporation limits the personal liability of our officers and directors for monetary damages for breach of their fiduciary duty as directors, except for (i) liability that cannot be eliminated under the Delaware General Corporation Law, (ii) any breach of such director's duty of loyalty to the Company or its stockholders, (iii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, or (iv) for any transaction from which such director derived improper personal benefit. Our Bylaws also provide for the Company to indemnify directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors or officers.

The indemnification provisions described above provide coverage for claims arising under the Securities Act of 1933 and the Securities Exchange Act of

1934. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Company's articles of incorporation, Bylaws, the Delaware General Corporation Law, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar
Our transfer agent and registrar is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

                         PRICE RANGE OF OUR COMMON STOCK

Our Common Stock has been quoted on the OTC Bulletin Board under the symbol "MHOI.OB" since July 21, 2004. Prior to that time, our Common Stock was not actively traded in the public market and was quoted on the OTC Bulletin Board under the symbol "PCFT.OB," representing Pacific Technology, Inc. The following table sets forth, for the periods indicated, the high and low bid price information for the Common Stock as reported on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                              High           Low
Fiscal year 2004
Quarter ended December 31, 2004.........................     $5.50         $3.89
Quarter ended September 30, 2004 .......................     $4.30         $0.01
Quarter ended June 30, 2004.............................    $0.065         $0.01
Quarter ended March 31, 2004............................     $0.02         $0.01
Fiscal year 2005
Quarter ended March 31, 2005............................     $6.75         $3.60
Quarter ended June 30, 2005 (through June 24, 2005).....     $5.08         $2.95

As of June 6, 2005, there were approximately 53 registered holders of record of our Common Stock.

                      Equity Compensation Plan Information

The following table sets forth, as of December 31, 2004, the number of securities outstanding under the Company's stock option plan, the weighted average exercise price of such options, and the number of options available for grant under such plan:

----------------------------- ------------------------- -------------------------- --------------------------
                                                                                              (c)
                                                                                     Number of securities
                                        (a)                         (b)             remaining available for
                              Number of securities to       Weighted average        future issuance under
                               be issued on exercise        exercise price of         equity compensation
                              of outstanding options,     outstanding options,         plans (excluding
                                warrants and rights        warrants and rights      securities reflected in
                                                                                          column(a))
----------------------------- ------------------------- -------------------------- --------------------------
Equity compensation plans
approved by security holders          978,500                     $1.13                     530,000
----------------------------- ------------------------- -------------------------- --------------------------
Equity compensation plans
non approved by security                 --                        --                         --
holders
----------------------------- ------------------------- -------------------------- --------------------------

Totals                                978,500                     $1.13                     530,000
----------------------------- ------------------------- -------------------------- --------------------------

                                 DIVIDEND POLICY

It is our present policy not to pay cash dividends and to retain future earnings to support our growth. We do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

The following table sets forth our cash and cash equivalents, current portion of long-term debt, and capitalization as of December 31, 2004. You should read this table in conjunction with our financial statements and the accompanying notes to our financial statements included herein.

                                                                              December 31, 2004
                                                                            ----------------------
                                                                                   Actual
                                                                            ----------------------
                                                                                (unaudited)
                                                                            ----------------------
Cash and cash equivalents..........................................                   1,648,877
                                                                            ----------------------
Total assets.......................................................                   1,896,579
                                                                            ======================
Total debt and liabilities ........................................                     461,583
                                                                            ======================

Shareholders' equity:
Preferred stock, undesignated, $.001 par value per share; 5,000,000 shares authorized; 0 shares of Series A Convertible Preferred Stock issued and outstanding.............................................
Common stock; $.001 par value per share; 50,000,000
shares authorized; 13,586,202 issued and outstanding.............

Accumulated deficit................................................                  (2,313,441)
                                                                            ----------------------
Additional paid-in capital.....................................                       3,734,851
                                                                            ----------------------
Total Stockholders' Equity.....................................                       1,434,996
                                                                            ======================

Shares Available for Future Sale

On June 6, 2005, there were 13,664,501 shares of our Common Stock outstanding. In addition, 11,371,506 shares of Common Stock were issuable upon exercise of warrants and 458,500 shares of Common Stock were issuable upon exercise of options exercisable within 60 days as of that date and 3,250,006 shares of Common Stock were issuable on conversion of Series A Preferred Stock.

On August 24, 2004, the Company filed a registration statement with the SEC on Form SB-2, as amended by a pre-effective amendment filed on November 18, 2004 pursuant to our obligations under a registration rights agreement entered into in connection with a share exchange agreement pursuant to which we acquired 100% of the outstanding capital stock of Iempower, Inc. This registration statement registered for resale 14,011,959 shares of Common Stock and Common Stock issuable upon exercise of warrants and options. Of the number of shares registered for resale, 8,001,971 shares of Common Stock are held by executive officers and directors of the Company who are subject to lock-up agreements which prohibit them from selling or otherwise disposing of their shares until July 8, 2005 without our consent. The registration statement was declared effective on February 10, 2005.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS AND FINANCIAL CONDITION

The following is a discussion of the financial condition and results of operations of the Company for the three months ended March 31, 2005, which should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and notes thereto included elsewhere in this report.

Results of Operations


Overview


The Company executed on the following major elements of its business plan during the First Quarter of 2005:

o Completed offering of 3.25 million shares of the Company's Series A Preferred Stock resulting in gross proceeds of $11.375 million.

o Completed $165 million credit facility with Nomura Credit and Capital, Inc. ("NCCI").

o Positioned the Company for successful launch of its student loan product offerings in the second quarter of 2005.

o Of the Company's $2,778,989 operating expenses in the quarter ended March 31, 2005, $1,779,733 were non-recurring and related to financing and legal fees for the establishment of the NCCI credit facility and technology/operations consulting for development of the Company's proprietary loan application, processing, and funds distribution platform.

o The Company is confident that the majority of the costs to establish the foundation of its business plan are complete and that the business plan to successfully launch its student loan product offering to the market in the second quarter of 2005 is on schedule.


For the Three Months Ended March 31, 2005, Compared to the Same Period Ending March 31, 2004


REVENUES. For the three months ended March 31, 2005, we generated $5,211 in referral marketing revenue, compared to $932 in fee revenue for the three month period ended March 31, 2004.


OPERATING EXPENSES AND NET LOSS. For the three month period ended March 31, 2005, our total operating expenses were $2,778,989, compared to $11,638 for the three month period ended March 31, 2004. The majority of operating expenses incurred for the first quarter were for financing fees of $746,500 attributable to establishing the NCCI credit facility, operations consulting of $523,449 primarily attributable to outsourcing development of the Company's proprietary loan application, processing, and funds distribution technology, and $509,784 in legal expenses primarily attributable to legal costs of establishing the NCCI credit facility. Therefore, our loss from operations for the three month period ending March 31, 2005 was $2,773,778. The Company also had $67,781 in interest expense and $47,397 in interest income making our net loss before income taxes $2,796,062. This is compared to the same period ended March 31, 2004, where the Company had total operating expenses of $11,638, consisting primarily of office expenses of $8,024 and insurance expense of $3,600. Therefore, for the three month period ended March 31, 2004, the Company experienced a net loss from operations of $10,706.


LIQUIDITY AND CAPITAL RESOURCES. We had cash of $9,249,870, accounts receivable of $20,246, and total current assets of $9,500,459 as of March 31, 2005. We also had $151,776 in property and equipment and deposits of $24,263, making our total assets $9,676,498. Our total current liabilities were $528,713 as of March 31, 2005. The Company had $448,502 in accounts payable and accrued expenses and $211 in accrued interest payable. For the same period ended March 31, 2004, the Company had cash of $16,810, accounts receivable of $0, and total current assets of $18,811. The Company also had $10,026 in property and equipment, making our total assets $28,837. The Company has no long-term commitments, debt, or contingencies.

OUR PLAN OF OPERATIONS FOR THE NEXT TWELVE MONTHS. In the near term, we intend to use our cash on hand to support the ongoing operating and financing requirements of implementing our business plan. We believe our current liquidity should be sufficient to meet our cash needs for working capital through the next 12 months. However, if cash generated from operations and cash on hand are not sufficient to satisfy our liquidity requirements, we will seek to obtain additional equity or debt financing. Additional funding may not be available when needed or not available at terms acceptable to the Company. If the Company is required to raise additional financing and if adequate funds are not available or not available on acceptable terms, the ability to continue to fund expansion, develop and enhance products and services, or otherwise respond to competitive pressures may be severely limited. Such a limitation could have a material adverse effect on our business, financial conditions, results of operations and cash flow.

Our long-term liquidity will depend on the Company's ability to execute on our business plan and to commercialize our financial products and services.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policy and Estimates

The Company's Management Discussion and Analysis of Financial Condition and Results of Operations section discusses our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. These accounting policies are described at relevant sections in this discussion and analysis and in the notes to the condensed financial statements included in this Quarterly Report.

                                BUSINESS OVERVIEW

Company History

MRU Holdings is a specialty finance company who profiles and provides students with funds for higher education using a blend of current market credit practices as well as our own proprietary analytic models and decision tools. We have a prominent brand name "MyRichUncle(TM)" and highly scalable loan origination infrastructure. We utilize these assets to provide federally guarantied and private loans to students on a referral basis. We have taken steps, as more fully described herein, to facilitate our entry into the student lending market as a lender and originator of federally guarantied and private student loans.

On July 8, 2004, we completed a share exchange with the stock holders of Iempower, Inc., a Delaware corporation doing business as MyRichUncle(TM) ("Iempower"), pursuant to which we acquired 100% of the outstanding capital stock of Iempower in exchange for 6,863,433 shares of our Common Stock and 2,136,567 Common Stock purchase warrants issued to Iempower's warrant holders (each warrant is exercisable to purchase one share of Common Stock, and the warrants have a weighed average exercise price of $0.45 per share) (the "Share Exchange"). In conjunction with the Share Exchange, we changed our name to MRU Holdings, Inc. Although we acquired Iempower as a result of the Share Exchange, the stockholders of Iempower hold a majority of our voting interests. Additionally, the Share Exchange resulted in Iempower's management and Board of Directors assuming operational control of the Company.

On February 4, 2005, MRU Lending, Inc. ("MRU Lending"), an indirect wholly-owned subsidiary of the Company, entered into a credit agreement (the "Credit Agreement"), between Nomura, providing a $165 million secured revolving credit facility for the origination and warehousing of private student loans. The loans under the Credit Agreement are secured by, among other things, a lien on all of the student loans financed under the Credit Agreement and any other student loans owned by MRU Lending and not otherwise released, together with a pledge of 100% of the capital stock of MRU Lending. The facility has a term of three years. Upon execution of the Credit Agreement, Nomura received warrants (the "Nomura Warrants") to purchase 7,999,449 shares of our Common Stock, equal to 27.5% beneficial ownership of the Company on a diluted basis, with an initial exercise price of $3.50 per share and which are subject to standard weighted average and anti-dilution protection for issuances of securities below the initial exercise price. 22.5% of the Warrants vested February 4, 2005 and the remaining 5% will vest on the second anniversary of the closing date of the Credit Agreement. Contemporaneously with and as a condition to the execution of the Credit Agreement, the Company sold in a private placement offering (the "Private Placement Offering") to accredited investors 3,250,006 shares of its Series A Convertible Preferred Stock ("Series A Preferred Stock") at a price of $3.50 per share. In connection with the completion of the Private Placement Offering, the Company issued to its placement agents warrants to purchase 227,500 shares of Common Stock at an exercise price of $3.50 per share (the "Placement Agent Warrants"). In connection with and as a condition to the execution of the Credit Agreement, the Company agreed to undertake registration with the SEC of the Common Stock issuable upon exercise of the Warrants and the Common Stock issuable upon conversion of the Series A Preferred Stock.

On March 17, 2005, Max Khan submitted his resignation as a member of our Board of Directors and on March 22, 2005, the Company elected Richmond T. Fisher to the Board of Directors.

On May 12, 2005, the Company entered into a sublease with ISID Finance of America, Inc. providing for the sublease of our principal executive offices located at 1114 Avenue of the Americas in New York. The term of the sublease commenced on May 25, 2005 and continues through May 30, 2009 unless sooner terminated or canceled. Rental payments under the sublease amount to $353,510 per annum. Our obligations under the sublease were guaranteed by Edwin J. McGuinn, Jr. our Chief Executive Officer.

On May 20, 2005, the Board of Directors approved a change in the Company's fiscal year end from December 31st to June 30th. As a result, the Company's 2005 fiscal year will end on June 30, 2005.

The Business

We are a specialty finance company that facilitates and provides students with funds for higher education. Equipped with proprietary analytical models and decision tools, we are able to profile and provide customized financial products to each student. We receive financing requests from students which we then refer to lenders. We have taken steps, as more fully described herein, to facilitate our entry into the student lending market as a lender and originator of federally guaranteed and private student loans.

We offer three primary financial products to students and financial institutions participating in the specialty finance educational lending sector. These products include private alternative student loans; guarantees for students with certain credit challenges such as the lack of a co-signor or such as a foreign resident seeking credit support to obtain domestic educational financing while attending school in the U.S.; and federally-guaranteed student loans originated by us on behalf of other lenders. We will generate revenues from (i) referral or sale of federal loans, (ii) origination fees and guaranty fees, (iii) residual cash flows from the sale or securitizations of portfolios of our alternative student loans and (iv) interest surcharges related to our guaranties of student loans.

We utilize a unique and proprietary underwriting model which we believe provides us with a compelling competitive advantage. By combining traditional credit scoring methods with our proprietary underwriting matrix, which considers the loan applicant's GPA, academic concentration, prior work experience, and the educational institution which they are attending, we generate our own credit index which we believe is more insightful and robust regarding an applicant's future repayment capabilities. Our approach may offer students who would otherwise be disqualified under traditional credit scoring methods an opportunity to obtain funding for their education. Conversely, we may disqualify or price-adjust loans for students that otherwise would be viewed as viable or of a certain credit risk under traditional methods. We believe that no other educational finance company currently utilizes a similar approach to evaluating loan applicants or determining loan pricing. Our underwriting process adds another layer of analytical precision upon traditional evaluation tools and helps us make more informed lending decisions.

In addition to our unique underwriting methodology, we take a highly focused approach to our marketing while maintaining one of the most diverse sourcing channels in the industry. Of the approximately 6,400 accredited institutions of higher education in the United States, we only focus on the top 550 of those undergraduate and professional graduate institutions. The professional graduate disciplines that we target include law, business administration, engineering and medicine. We have also set limits on geographic concentrations of the loans as well as the institution-specific concentration of the loan portfolio. These criteria define our lending and marketing methods. We believe that this targeted approach will consistently yield the optimal mix of attractive pricing, acceptable credit risk and a sufficiently deep base of potential customers. In contrast, we utilize a highly diverse approach to sourcing potential customers which we believe will create more sustainable distribution channels than our competitors create. We are one of the few companies in this sector to market directly to students. Our direct marketing channels include Internet marketing and advertising campaigns, direct mail campaigns, and our branded MyRichUncle(TM) web site. In addition, we intend to develop indirect origination sources including referrals from schools and universities and third party referral companies. In the future, we may also enter into private label lending arrangements with large banks and financial institutions. Equipped with our unique credit model, our focused marketing and diverse distribution channels, we are well positioned to enter and grow in the market for higher educational products and services.

Industry Background

The federal government determines what a family should contribute toward a student's education costs. This is called the Expected Family Contribution ("EFC"). Financial aid administrators determine an applicant's need for federal student aid from the U.S. Department of Education ("DoE") and other non-federal sources of assistance by subtracting the EFC from the student's cost of attendance.

Families submit the Free Application for Federal Student Aid ("FAFSA"). The data provided is processed through the EFC formula and is used to determine the EFC and ultimately determine need for assistance from the following types of federal student financial assistance: Federal Pell Grants ("Pell Grant"), subsidized William D. Ford Federal Direct Loans, made under the Direct Loan Program ("Direct Loans"), subsidized Federal Family Education Loans, and assistance from the "campus-based" programs--Federal Supplemental Educational Opportunity Grants ("FSEOG"), Federal Perkins Loans, and Federal Work-Study ("FWS"). The methodology for determining the EFC is found in Part F of Title IV of the Higher Education Act of 1965, as amended ("HEA").

However, over the last decade, the increasing cost of higher education and decreasing government support for higher education has generated a substantial gap between viable sources of education funding and increasing tuition costs which results in a mismatch between what the government expects families to be able to contribute and what families can actually afford or are willing to pay.

Historically, grant programs such as the Pell Grant was the foundation of college financial aid. Pell Grants are given to families with annual incomes below $20,000, while SEO Grants are reserved for even needier students. However, most students do not qualify for Pell Grants. The amount available increases as a student's income decreases and the cost of attendance increases. Nonetheless, the maximum amount available is $4,050. We estimate this covers approximately 29% of the average fixed costs (tuition and fees, room and board) at a four-year public college and approximately 14% at a private four-year college.

Today, financial aid is increasingly offered in the form of loans versus grants for students. In 1993, 46% of aid was in the form of grants compared to only 38% in 2003-2004. Loans comprise 56% of financial aid for all students and 75% for graduate students in particular. Non-federal borrowing reached $11.3 billion in 2003-2004, up 39% in real terms over the previous year, and 147% in three years. $10.6 billion of these loans are private, while the remainder is state sponsored. Borrowing through banks and other private lenders has increased from 7% to 16% of education loan volume over the past five years.(6)

(6) "Trends in Student Aid 2004," The College Board, pg. 4, pg. 5, Table 6, Table 7, pub. 2004 (7) Fiscal Year 2005 Budget Summary, www.ed.gov.


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

As financial aid shifts from grants to loans, the cost of higher education creates a widening debt burden for both the student and his or her parents. Borrowing through the PLUS program, a federal parental loan program, rose approximately 10% in the 2000-2001 school year. Since 1992-93, PLUS volume has increased by over 200%. However, in many cases, parents may not wish to shoulder the burden of education. This preference makes the PLUS loan program less desirable, and fails to bridge the gap between costs and funds for higher education.

The net effect of a shift from grants to loans means that the government is in essence shifting the burden to the students and their families. According to the College Board, tuition is rising at 4x the rate of median family income; compounding this, schools and the government are providing less "real" aid (e.g. grants) and more funding in the form of loans as the figure below illustrates.

Inflation-Adjusted Changes in Tuition, Family Income, and Student Aid,
                   1983-84 to 1993-94 and 1993-94 to 2003-04

   [The following table was depicted as a bar chart in the printed material.]

                                         Inflation-Adjusted Percent Change
                                         ---------------------------------
                                              1983-84 to      1993-94 to
                                               1993-94         2003-04
                                               -------         -------

Tuition Private Four Year
  Institutions                                   50%             35%
Tuition Public Four Year
  Institutions                                   54%             44%
Median Family Income (Age 45-54)                 11%              6%
Total Aid per Full-Time Equivalent
  (FTE) Student                                  71%             98%
Grant Aid per FTE Student                        47%             64%
Loan Aid per FTE Student                         68%            111%

        Source: The College Board

As a result of very specific eligibility requirements and/or limits on grants and loans, the amount of funds made available to students may be insufficient to cover the total cost of higher education. This gap is sometimes called the "unmet need" when the sum of the EFC and total aid is less than the cost of attendance. In order to bridge this unmet need students are forced to finance education through private loans or other debt.

Consequently, students increasingly rely on private loans (not guaranteed by the government) and credit cards to fund education expenses. The loan limits for government-guaranteed Federal Family Education Loan Program ("FFELP") loans are $23,500 over 4 years for undergraduates and $18,500 per year for graduate students. Average private university tuition is $40,000 + per year. The alternative loan market has grown from being virtually non-existent in 1994 to a total annual volume of $4.5 billion in 2002 and $10.6 billion in 2004, indicating a growth rate of 30%+ over the past 10 years, according to the College Board.


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

Aid Used to Finance Postsecondary Education Expenses in Constant (2003) Dollars
                        (in Millions) 1993-94 to 2003-04

                                [GRAPHIC OMITTED]

        Source: The College Board

Federal Loans - The federal education loan programs offer lower interest rates and more flexible repayment plans than most consumer loans, making them an attractive way to finance education. Students can also deduct up to $2,500 in student loan interest each year.

These loans are offered through two programs with different delivery systems: the William D. Ford Federal Direct Loan Program ("Direct Loans") and the Federal Family Education Loan Program ("FFELP"). Although the borrower's eligibility is the same under either program, the procedures for each are different because funds for Direct Loans are provided directly to the school by the federal government, while loan funds under FFELP are usually provided by a private lender and are guaranteed by a state guaranty agency and reinsured by the federal government.

The federal guaranty on the FFELP loans replaces the security (the collateral) usually required for long-term loans from banks and credit unions. Although the guaranty agency's procedures and policies must conform to the FFELP requirements, individual guaranty agencies may have additional procedures and policies. Several thousand financial institutions participate in the FFELP program. In addition, some schools have opted to become lenders in the FFELP program.

The following types of loans are available through both the Direct Loan and FFELP programs:

o Subsidized Stafford Loans are awarded to students who demonstrate financial need. Because the DoE subsidizes the interest, borrowers are not charged interest while they are enrolled in school at least half time and during grace and deferment periods.

o Unsubsidized Stafford Loans are awarded to students regardless of financial need. Borrowers are responsible for paying the interest that accrues during any period. Independent students and students whose parents cannot get a PLUS Loan have higher unsubsidized loan limits.

o PLUS Loans allow parents to borrow on behalf of their dependent undergraduate children who are enrolled at least half time. As with unsubsidized Stafford loans, borrowers are responsible for the interest that accrues on PLUS Loans throughout the life of the loan.

o Consolidation Loans allow a borrower to combine one or more federal education loans into a single loan to facilitate repayment. Because the


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

     repayment period is longer, consolidation loans may be a way to reduce the borrower's monthly payments; however, the total interest repaid over the life of the loan is usually higher. The process of consolidating loans usually does not directly involve the school--the consolidating lender purchases qualifying student loans from other lenders.

FFELP loans are presently offered by a large number of financial institutions. Sallie Mae, Nellie Mae, Citibank, Zions Bank, Bank One, JP Morgan Chase Bank, Educaid, PNC, Wells Fargo, AES, Bank of America, and Key Bank are a few of the many providers of FFELP loans.

Stafford Loans allow dependent undergraduates to borrow up to $2,625 their freshman year, $3,500 their sophomore year and $5,500 for each remaining year (independent students and students whose parents have been turned down for a PLUS loan can borrow an additional unsubsidized $4,000 the first two years and $5,000 the remaining years). Graduate students can borrow $18,500 per year, although only $8,500 of that is subsidized. There are also cumulative limits of $23,000 for an undergraduate education and a $65,500 combined limit for undergraduate and graduate. (For independent students and for students whose parents were denied a PLUS loan the cumulative limits are $46,000 and $138,500, respectively.)

According to the federal government approximately $30 billion was allocated for FFELP loans in 2003. For 2004, the government has allocated approximately $39 billion and it plans to spend $42.5 billion in 2005.(7)

Private Loans -- Private loans, also known as alternative loans or supplemental loans, help bridge the gap between the actual cost of education and the limited amount the federal government allows students to borrow through its programs. Private loans are offered by private lenders and there are no federal forms to complete.

Private loans are used for many reasons: to fill the gap between a student's financial aid package and the actual cost of attendance, to help cover the expected family contribution ("EFC") calculated under financial aid formulas, or to pay for additional expenses not normally covered by other forms of aid. In many cases, the EFC may be unaffordable as it does not factor in non-collateralized loans such as credit card debt. Parents may also prefer that students be responsible for the financing.

With the growing gaps between the amount students and families are willing or able to pay for college and actual college costs after governmental and institutional aid are considered--often referred to as "unmet financial need"--private loans are becoming increasingly important as a mechanism for financing postsecondary education. Some families turn to private loans when the federal loans do not provide enough money or when they need more flexible repayment options. For example, a parent might want to defer repayment until the student graduates, an option that is only available to parents in particular circumstances who request deferral.

Estimates from various data sources suggest that total private loan volume is now approximately $6.89 billion per year and has been increasing rapidly since the mid-1990s.

Chase, CitiBank, Key Bank, Wachovia, Bank of America, AccessGroup, Chela, and FirstMarblehead are a few of the key players providing different types of private loans products and services depending on the student's level of study. The interest rates on private loans tend to be higher than on the loans offered by the federal government.

Under Title IV of the Higher Education Act ("HEA"), the federal government has created a provision that private loans which are guaranteed by a non-profit corporation are non-dischargeable in the event of bankruptcy. As a result, private lenders seek to have their loans guaranteed by a non-profit guaranty agency. The Education Resources Institute ("TERI") is a provider of such guaranties. Citizens Bank, Educaid, Fleet National Bank, National City Bank, Bank of America, HSBC Bank, Charter One Bank and Allfirst Bank are among the banks that have their loans guaranteed by TERI. In exchange for TERI's guaranty, TERI receives guaranty fees which can be passed on to the borrower. These fees vary based on the credit quartiles TERI determines the borrower to be in.


----------------------

(7) Fiscal Year 2005 Budget Summary, www.ed.gov.

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

Industry Trends

Tremendous increases in the cost of higher education have created an estimated $193 billion annual market in education expenditures. Federal and state subsidization, primarily in the form of loans, provides approximately $97.6 billion in financing per year, leaving a computed gap of $95.5 billion. Federal financing covers part of the overall cost with student loan limits of $18,500 for graduate and professional school students while the cost for a private graduate degree is approximately $40,000+ per annum. Students at private undergraduate institutions have limits of $2,650 to $5,500 per year but pay $30,000+ per year in tuition and education-related expenses. In addition, according to Nellie Mae, students use credit card debt to partially finance this gap, with the average student graduating with anywhere between $1,500-$15,000 in credit card debt that may be at an APR as high as 18%. The remainder of the gap is filled partially or entirely by family and student contributions or other means. As a result, students are constantly looking for ways in which they can fill the gap between federal loans and grants and the full cost of an education. We believe that we can offer a solution to this funding gap through innovative products which can yield substantial long term shareholder value.

Historically, credit providers have relied primarily on credit risk scores to assess consumer credit and bankruptcy risk at all stages of the credit lifecycle including customer acquisition (prescreening and marketing), origination and underwriting and customer management. Risk scores rank consumers according to the likelihood that their credit obligations will be paid as expected. A consumer's FICO(R) score is the numeric representation of his or her financial responsibility. The primary data points assessed include payment history, length of credit history, new credit, types of credit used, and amounts owed. We believe this approach to credit scoring does not provide a full picture of an individual's financial condition. We believe this is especially true of young individuals who have, at best, a very brief credit history often with loan amounts too small to accurately predict long-term financial responsibility.

Company Strategy

Education is generally not a simple consumption expenditure, but, rather, a capital investment which an individual makes in order to enhance his or her future potential. However, the credit markets do not differentiate between students based on their future prospects. Further, given the increased costs of higher education and the complexities of the student lending process, many students and their parents seek better, simpler and more suitable solutions for their higher education borrowing needs.

Our strategy recognizes the limitations that students face when choosing an educational lender and seeks to provide a superior financial solution for the student. We accomplish this task with three distinct approaches to educational lending that differentiate us from our competitors. First, our underwriting model offers us a deeper level of insight into the student's future and recognizes the importance of such characteristics as a factor in evaluating the student's ability to repay the loan. As such, we will take into account the student's academic talent and concentration as well as prior work history and the quality of their educational institution when evaluating a loan application. Our process better aligns our products with the student's goals of enhancing his or her future through an investment in higher education. Our strategy incentivizes students to select our product because we recognize their academic merit as such merit translates into their higher future potential. At this point, none of our competitors utilize such an approach.

Second, we offer students a wide variety of methods to review, evaluate, and elect to apply for one of our loans. Depending on their educational institution, students may find us on the preferred lender list of their school or university. We will pursue an aggressive marketing plan to become the select or preferred lender with the top 550 of the approximately 6,400 accredited higher educational institutions in the United States. Students may also be directed to our products through third party referrals from marketing companies, or other banks and lending institutions. Additionally, we plan to address our message directly to the student through Internet advertising and direct mailing campaigns. These messages will direct students to our branded MyRichUncle(TM) website where they can learn more about our products, apply online and receive online customer assistance.

Third, we seek to provide a diverse set of financial solutions to the student and become a one-stop shop for their educational borrowing needs. As a result, we will offer students both federal and private loans and they will be able to obtain guarantees on loans through our guaranty subsidiary, MRU Universal Guaranty, Inc. ("MRUG") if they have particular credit issues but still meet our proprietary underwriting criteria. This diverse product base reduces the complexity for the student by offering the student one vendor versus multiple vendors.

Consequently, our strategy offers students several clear differentiators which will aid us in becoming the lender of choice for many accomplished students through out the United States.

Product Offerings

We created a suite of products to appeal to the needs of students, their families, and participating financial institutions as well as the overall inefficiencies within the student loan market. We aim to be a one-stop shop that provides traditional and merit-based financing for higher education financing needs. Our range of products will make it possible for qualified students to obtain private and federal loans. Our products include:

o Private Student Loans - Private student loans supplement financing for qualified students beyond what they can obtain through the federal government and are not guarantied by the government. To facilitate this product, we entered into a Student Loan Credit Facility with Nomura which we anticipate will provide substantially all of the financing we now estimate will be required. We plan to originate loans and warehouse these loans. It is anticipated that these loans will then be either sold to loan purchasers, or to other larger financial institutions, or may be securitized. We expect to derive revenues from an origination fee generated upon the execution of the loan and our share of residual cash flows generated through the securitization or sale of the loans. Revenues from the sale of loans can either be paid upon the sale of the loan or paid over time in the form of a residual. Securitizations can provide us with residual cash flows that are paid over time. However, if we receive residuals that are paid over the life of the loan, current accounting rules allow us to book the net present value of the revenues in the period that the sale or securitization occurred.

o Loan Guaranties -Through our subsidiary MRUG we intend to guarantee loans provided by third-party lenders to students with particular credit challenges. We plan to enable students with or without co-signors to have their loans guaranteed by our guaranty agency so long as they meet our own credit index requirements. It is anticipated that students will pay fees to us for this service, which includes an upfront guaranty fee and an annual interest surcharge over the life of the loan. We intend that MRUG will be supported by $50 million in equity raised by the sale of MRUG preferred stock to Universal Finanz Holding AG. Subject to the execution of definitive documentation, Universal Finanz Holding AG has committed to invest up to $50 million into MRUG to serve as the equity reserve against which MRUG will guaranty loans. Revenues generated from the guaranty fees and surcharge will be divided with Universal Finanz Holding AG whereby Universal Finanz Holding AG will receive 65% and we will receive the remainder. Universal Finanz Holding AG will hold preferred stock in MRUG currently equal to 65% of the ownership interest in MRUG on a diluted basis.

o Federal Loans - We intend initially to refer students to other lenders. We receive a premium from the lenders we work with for funded applications. We expect, at the appropriate time, to originate federal loans that we will sell for a larger premium to secondary market purchasers of federal loans. We will follow the government's guidelines for originating and servicing federal loans. These functions will be outsourced to third-party servicers.

Through our innovative approach to higher education financing and our unique brand, we believe that MRU can become one of the premier providers of educational financial services.

Private Loans

We will originate private student loans using a blend of established credit market practices as well as our own proprietary underwriting criteria, analytical models and decision tools. We have entered into a $165 million


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

Student Loan Credit Facility with Nomura. The facility will be used to finance our alternative student loan products. The loans eligible under the facility will be loans originated by us that meet our underwriting criteria which Nomura can review and revise. Eligible loans can only remain under the facility for no more than 15 months at which time these loans will either be sold to a third party, repurchased by us or be securitized. The term of the facility is three years.

We will warehouse our alternative private loans through the Student Loan Credit Facility. We will receive fees for the origination of the loans as well as revenues in the form of residuals from the sale or securitization of the loans which we will split with Nomura under the terms described herein.

Loan Guaranties
With respect to private loans, in many cases students must have a credit worthy co-signor. Many students are unable to procure private student loans because they are unable to provide a co-signor. We plan to make available to students a product where our guaranty agency co-signs on their behalf enabling them to procure student loans. In exchange for the service, students will pay a guaranty fee and an annual interest surcharge over the life of the loan. Guaranty funds would be provided through a credit support facility with Universal Finanz Holding AG. The market is presently comprised of students in a variety of circumstances with the common attribute that they lack a creditworthy co-signor.

In October 2004, we announced that Universal Finanz Holding AG "Universal" committed to provide up to $50 million of credit support for MRUG, our guaranty subsidiary, to serve as the equity reserve against which MRUG will guaranty loans. Under the terms of the financing, Universal will have the right to purchase up to a 65% ownership interest in MRUG and pay the purchase price for such ownership interest by releasing MRUG from its obligation to repay an equal amount of its outstanding obligations to Universal under the credit support facility. If fully funded and the purchase right exercised, Universal will have a 65% ownership interest in MRUG in the form of Series A Perpetual Preferred Stock of MRUG. Eligible borrowers who require a guaranty will pay an upfront guaranty fee and be charged an annual fee for the term of their loan. We intend to sell the cash flows from the annual fees for their NPV. All of the fees will be divided between us and Universal at 35% and 65%, respectively, after Universal receives its reserve amount.

FFELP Loans
To provide a "one-stop shop" for higher education finance, we plan to provide students with FFELP loans. With respect to FFELP loans, we will be required to meet federal requirements for the eligibility of borrowers.

We plan to serve initially as a referrer of federal loans by directing students to lenders. We receive a premium for all funded students. We intend to ultimately be an originator of federal loans and sell the loans we originate to secondary market purchasers. The sale of loans to secondary market purchasers requires us to utilize our balance sheet to originate loans as well has handle the origination process. As a result we receive a higher premium than if we were simply referring loans. Premiums are computed based on the nature of the loan and purchasers specific pricing grid. To proceed, we must appoint a Trustee Lender. We have chosen Deutsche Bank as our Trustee Lender. A final agreement is pending. We must have a government guarantor willing to guaranty the loans. We must execute an agreement with the guarantor and meet the guarantor's requirements and procedures. Thereafter, we will be required to have a Lender Identification Number ("LID") from the DoE. Once we are assigned an LID we may commence lending through our trust.

At this time, we intend to outsource both origination and servicing to companies with expertise in the origination and servicing of FFELP loans. These companies handle any borrower inquiries, electronic signatures, recordkeeping requirements, and procedures for the assignment, sale or transfer of loans. In addition, the companies perform all reporting functions including informing the guarantor, credit bureaus and the National Student Loan Data System (NSLDS). Loan origination and servicing is an established, efficient industry and we can choose from a wide range of providers. At this time, we are in discussions with an established, independent third-party originator and servicer of student loans.

Company Operations

Marketing
We intend to leverage our brand identity in the higher education financing space. As a result of our unique name and offering, to date we have received approximately $100 million in financing requests with minimal marketing expenditures to accomplish this. We generally receive demand for our products without solicitation; many of our customers hear about the Company through word of mouth.

We will originate loans in a variety of ways. We have established a school channel sales force to reach out to high schools, colleges and universities. We focus on certain institutions and continue to nurture key relationships with individuals who opine credibly about available financing options, universities, independent researchers and institutions, as well as to work closely with people in the education finance industry.

We are also forming referral relationships with third-parties who wish to provide private loan products to their customer base. Many of these third-parties have a proven track-record of referring loan volume to other lenders and are interested in working with us.

Additionally, rather than rely exclusively on third-party channels to originate, we are also able to go directly to students. We will utilize a variety of direct marketing strategies to originate substantial volumes from direct interaction with students and further build a substantial customer database of individuals seeking out financing for higher education. In addition, this approach provides MRU with greater control of its distribution channels relative to its competitors who may ultimately compete with their current distribution partners.

Our website, www.MyRichUncle.com, is currently the primary means by which we convey information about our products and interacting to students. In various sections of the site, students and the financial aid community among others can learn about products, read press pieces, and submit questions. Students can also apply online and receive customer services.

Credit Model
Current traditional credit scoring takes into account only an individual's history, not his or her future potential. Corporate credit markets take into account not only a borrower's payment history, but also the expectations of a borrower's future cash flow as well to determine both credit worthiness and credit limits. Similarly, we take a more holistic approach to consumer credit by assessing not only an individual's credit score, but also his or her expected future. We have developed a robust proprietary data system that analyzes a wider range of data to compute an individual's estimated future repayment capabilities. This estimate can be utilized in a variety of ways, including determining an individual's ability to service debt. This innovation enables us to more intelligently profile consumers and provide them with customized financial products. We are focused initially on top tier schools in each discipline because of the predictability and excellent performance of their students, and will expand into successively lower tiered schools upon proving our underwriting methodology. Top tier schools are those ranked in the top 550 nationally for their disciplines. The median starting salary for our target schools will be well above national averages. We plan to concentrate on the loan applicant's future employment prospects and have discovered that unemployment rates for professional graduate degree holders are extremely low, ranging from 0.1% to 1.7% in 2003. We will take a more disciplined approach to the market, initially, particularly in our first year and target highly qualified, professionally inclined students attending top universities. Upon achieving market penetration in this demographic, we will branch tier-wise into other tiers of schools.

Customer Service
We employ a staff of customer service and technical support personnel who provide support to all users of our services. Our staff provides support via email and telephone. The responsibilities of our customer service and technical support personnel include:

o responding to consumers' questions about the status of their credit request, how to use our web site, and other frequently asked questions; and


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

o     providing technical support to technical and systems questions.

Additionally, our on line origination platform offers students the opportunity to obtain the loan products and other services we intend to provide. Our website is the primary means by which students request funds. Students access the website and receive information about the products. Students download applications or apply directly online. Prior to submission of the student's application, each student verifies under penalty of perjury that the information provided in his or her student financing application is true and correct to the best of his or her knowledge and belief and is made in good faith. The student authorizes the institution for which he or she is applying for funds to certify his or her academic status for the purpose of confirming eligibility for funds. The student also authorizes us, or a servicing agent, to investigate creditworthiness and to furnish information concerning the application to consumer reporting agencies and other persons who may legally receive such information.

Servicing and Collections
At this time we are acting purely as a loan originator and are not responsible for the servicing of the loans. We plan to outsource servicing for loans we originate.

Privacy Policy

We believe that issues relating to privacy and use of personal information of Internet users are becoming increasingly important as the Internet and its commercial use grow. As a result, we have adopted a detailed privacy policy that outlines how we use consumer information and the extent to which lenders and other third parties may access this information. This policy is prominently noted on our website. We do not sell, license or rent any personally identifiable information about our consumers to any third party, and will use the information about its customers for internal purposes only.

Generally, the privacy provisions of the recently enacted Gramm-Leach-Bliley
Act:

o prohibit financial institutions from disclosing to unaffiliated third parties nonpublic personal information collected from consumers, subject to several exceptions;

o require financial institutions to develop and disclose consumer privacy policies;

o empower federal regulators with the authority to regulate information sharing and enforce the provisions of the law; and

o     allow states to pass stricter financial privacy laws.

Compliance with the Gramm-Leach-Bliley Act became mandatory on July 1, 2001. We work with our lenders to assist them in complying with their obligations under the Act, to the extent possible, through our website.

Intellectual Property

We regard our intellectual property as important to our success. We rely on a combination of patent, trademark, copyright law, and trade secret protection to protect our proprietary rights. We have applied for a U.S. patent and filed a Patent Cooperation Treaty international patent application on our online loan market process. We also pursue the protection of our intellectual property through trademark and copyright registrations. We have filed an application to register MyRichUncle(TM) as a trademark in the United States. We consider the protection of our trademarks to be important for maintenance of our brand identity and reputation. We cannot assure you that any of these registrations or applications will not be successfully challenged by others or invalidated through administrative process or litigation. Further, if our trademark applications are not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, there can be no assurance that we would be able to enter into arrangements with such third parties on commercially reasonable terms allowing us to continue to use such trademarks. It is possible


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that our patent applications will be denied or granted in a very limited manner such that they offer little or no basis for us to deter competitors from employing similar technology or processes or allow us to defend ourselves against third-party claims of patent infringement. In addition, we seek to protect our proprietary rights through the use of confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, licensees, and others. We cannot assure you that these agreements will provide adequate protection for our proprietary rights if there is any unauthorized use or disclosure or that our employees, affiliates, clients, licensees, or others will maintain the confidentiality of our proprietary information, or that our proprietary information will not otherwise become known, or be independently developed, by competitors. We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Failure to obtain appropriate protections for our intellectual property could have a material adverse affect on our prospects, business, financial condition and results of operations.

Occasionally, we have been, and expect to continue to be, subject to claims in the ordinary course of our business, including claims alleging that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to a third party. Any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our prospects, business, financial condition and results of operations.

Legal Proceedings

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. We currently are not a party to any legal proceedings, the adverse outcome of which, in management's opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

Employees

As of June 6, 2005, we had 26 full time employees. We also have 4 independent contractor relationships and 4 part-time employees. None of our employees are represented under collective bargaining agreements. We consider our relations with our employees to be good.

Geographic Information

All of our revenue is generated from transactions originating in the United States. All of our fixed assets are located in the United States, principally in New York, New York at our headquarters.

Properties

The Company's executive offices are located at 1114 Avenue of the Americas, 30th Floor, New York, New York. On May 12, 2005, the Company entered into a sublease with ISID Finance of America, Inc. providing for the sublease of this property. The term of the sublease commenced on May 25, 2005 and continues through May 30, 2009 unless sooner terminated or canceled. Rental payments under the sublease amount to $353,510 per annum.

Competition

We operate an online loan origination platform. The primary competitive factors for our origination platform model are:

o Brand awareness: To be competitive as an origination platform, we must have the ability to attract consumer demand in high volumes. We will need to make significant investments to build and maintain a compelling brand that will compete against current lenders, such as JPMorgan Chase, Bank of America and Citibank;

o Online relationships: To develop our market shares we must provide consumers with access to our website from other major portals or Internet sites; and

o Friendliness: We must provide our consumers and lenders with ease of use and convenience.

Our success depends upon capturing and maintaining a significant share of students who obtain loans through the Internet. In order to do this, we must grow brand awareness among customers. Many of our current competitors, however, have longer operating histories, larger customer bases, and significantly greater financial, technical, and marketing resources than we do. In addition, participants in other areas of the financial services industry may enter the student loan marketplace without significant barriers to entry.

We believe that our primary competitors are traditional lending institutions. The loan origination market has a large number of competitors and is dominated by a number of large institutions including Wells Fargo, Bank of America, JPMorgan Chase, Citibank, First Marblehead Corp. (through its facilitation services for leading originators of private loans), and Sallie Mae. Established entities such as JPMorgan Chase, Pennsylvania Higher Education Administration and Citibank have also entered the online lending business as a way to diversify their revenue streams, maintain growth and broaden their appeal to a wider base of consumers.

Additional competition comes from lending websites, including Citibank and Wells Fargo. These lenders originate the bulk of their loans via their websites, and are considered "e-lenders." In addition, some online financial services companies, including the online brokerages and Internet banks, have extended consumer products to include online educational lending. These companies typically operate a consumer-branded website and attract consumers via online banner ads, key word placement on search engines, partnering with affiliates and business development deals with other Internet properties, including major portals. They may also attract consumers via off-line advertising.

                            MANAGEMENT AND DIRECTORS

Set forth below is certain information regarding our directors, key personnel, and members of our advisory board.

Name                         Age               Position
----                         ---               --------
Edwin J. McGuinn, Jr.        53                Chairman and CEO
Raza Khan                    27                Co-Founder, President and Director
Vishal Garg                  27                Co-Founder, Executive Vice President, CFO and Director
M. Paul Tompkins             45                Director
Richmond T. Fisher           46                Director
Phillip J. Sbrochi           56                Special Securitization Advisor
Jeremy Weiner                30                Director of Marketing
Rodney Landrum               36                Senior Vice President of School Channel Sales
Randall Tokar                36                Senior Vice President of Operations
Jason Hare                   31                Vice President
Tom Shelton                  28                Vice President
Randy Rasmussen              38                Controller

Edwin J. McGuinn, Jr., Chairman and CEO - In addition to his duties at MRU, Mr. McGuinn is also the President of eLOT, Inc and its subsidiary interest eLottery.com (formerly known as Executone, Inc), a telephony services and e-commerce provider for the governmental lottery industry. Prior to joining eLOT, Mr. McGuinn was President and CEO of Automated Trading Systems, Inc. (LimiTrader.com), an institutional electronic trading system for new issue and secondary corporate bonds. From 1992 to 1997, Mr. McGuinn was Senior Managing Director and Head of the Equity Products for Rodman & Renshaw and Mabon Securities specializing in mid-cap research and corporate finance for consumer services, specialty finance, health care and technology companies. From 1981 to 1992, Mr. McGuinn was a managing director and member of Lehman Brothers Fixed Income Operating Committee. While at Lehman Brothers, Mr. McGuinn was responsible for developing Lehman's global presence in U.S. fixed income arbitrage and international fixed income trading, sales and research. During 1973 to 1981, Mr. McGuinn was a Senior Manager with Ernst & Young in the audit and management consulting divisions. Mr. McGuinn sits on the advisory board of a venture capital company, the board of directors of NeoVision, Inc., a decision management software company and several civic and charitable organizations. Mr. McGuinn received a Bachelor of Arts in Mathematics and Economics from Colgate University and a Master of Science in Accounting from New York University. He holds NASD Series 7, 8, and 24 licenses along with a CPA license from the State of New York.

Raza Khan, Co-Founder, President, and Director - Prior to MRU, Mr. Khan co-founded Silk Road Interactive, a consulting company advising clients on business and financial strategy, brand development and marketing, and technology. Mr. Khan worked with clients such as Sony Music, the White House Historical Association, Computers4Sure, Blades Board Skate, and RMH, a subsidiary of Advanta, among others. Mr. Khan has collaborated on the development of various innovations in the financial services sector including the development of human capital based investment instruments for which he has been cited in numerous articles and news segments including the Financial Times and CNN. He has lectured at the CATO Institute and the Harvard Business Club regarding investing in human capital. Mr. Khan also attended New York University.

Vishal Garg, Co-Founder, CFO, and Director - Prior to MRU, Mr. Garg was a Founder & Managing Partner at 1/0 Capital LLC and Schwendiman Technology Partners LLC - hedge funds focused on investments in emerging markets with approximately $125 million in combined firm assets. At Schwendiman, Mr. Garg managed a group of funds focused on emerging markets for large clients such as

Bank Julius Baer, Credit Suisse Group, Republic National Bank / HSBC, Pictet & Cie., among others. In addition, he was the portfolio manager for a $15 million frontier markets managed account for Goldman, Sachs Commodities Corp. Prior to 1/0 and Schwendiman, Mr. Garg was with Morgan Stanley in the Latin America Investment Banking and M&A groups with a focus on telecom, technology and media companies. Prior to Morgan Stanley, he was with VZB Partners, as the Asia Pacific Portfolio Manager for the Strategos Fund, managing an investment portfolio of approximately $50 million, and co-managing a $10 million managed account for Rockefeller & Co. Mr. Garg graduated Beta Gamma Sigma with highest honors from the Stern School of Business at New York University.

M. Paul Tompkins, Director - Mr. Tompkins is the president of Tompkins Insurance Services Ltd. of Toronto, Canada, an insurance broker and advisor for life insurance and related services in estate planning and for pension and other benefit programs. He has served in this capacity since 1990.

Richmond T. Fisher, Director - Mr. Fisher is the Co-Founder and Managing Director of RaceRock Capital Partners, LLC, a closely-held private equity firm located in Stamford Connecticut that provides expansion and acquisition capital to growth companies. Prior to joining RaceRock Capital Partners, Mr. Fisher was Founder and Managing Partner of Race Point Partners, LLC, a specialized business consulting firm serving private equity, venture capital, banks, and other organizations in need of specialized executive skills in the areas of risk assessment, stressed and distressed portfolio assessment, interim executive leadership and business turnaround. Prior to founding Race Point Partners, Mr. Fisher was Senior Vice President of Global Sales with Standard & Poors Investment Services and a member of their senior operating committee from January 2000 through April 2002. In addition, Mr. Fisher held the position of President and Chief Executive Officer at Standard & Poors Securities, Inc. in 1998 and 1999. Mr. Fisher currently holds NASD Series 7, 24 and 63 licenses.

Phillip J. Sbrochi, Special Securitization Advisor - Mr. Sbrochi spent 29 years at Bank One Corp. where he was most recently the Head of National Retail Lending, which included the Student Loan Business for Bank One Ohio Corp. Bank One was the second largest Federal Loan player after Sallie Mae. Mr. Sbrochi played a key role in the development of the relationship between Bank One and First Marblehead; Bank One currently constitutes over 40% of First Marblehead's business. Mr. Sbrochi is presently working as a consultant for a Midwestern regional bank, guiding the development of a liquidation model for delinquent and charged-off loans. Prior to consulting, Mr. Sbrochi founded Break-Thru Financial Company, LLC. At Bank One, Mr. Sbrochi previously served as Manager in Installment Loans and Vice President of the Retail Loan Division, managing the origination and servicing of all retail loan products, such as Student Loans. Later, Mr. Sbrochi became Executive Vice President and Manager of the National Retail Lending Division and moved to Banc One Capital Corporation as Managing Director of the Specialty Finance Mezzanine Fund. Mr. Sbrochi holds an MBA from Capital University in Columbus Ohio and a BS in Business Administration from The Ohio State University.

Jeremy Weiner, Director of Marketing - Mr. Weiner has a proven track record of building strong relationships with the nation's K-12 schools and corporations. He was founder and President of Cover-It, which distributed educational products to over 40,000 K-12 schools and 30 million students throughout the nation. Mr. Weiner sold Cover-It to Primedia. Cover-It customers included Fortune 500 clients such as, Apple Computers, Kellogg's, Dole Foods, Mc Donald's, Dr Pepper, General Mills and many more. Mr. Weiner currently serves on the board of Game On Media. Mr. Weiner has a Bachelors Degree in Entrepreneurship and Marketing from Babson College.

Randy Tokar, Senior Vice President of Operations - From July 2001 to joining the Company, Mr. Tokar held various operations and finance positions within General Electric's Consumer Finance business. Most recently, he was responsible for the quality of new product introduction and retail partner integration across that company's North and South American business units. Prior to that time, Mr. Tokar was Director of Business Performance Management for Adero, Inc. (business units later acquired by Inktomi and Colt Telecom), a venture stage Internet infrastructure firm. His role there focused on implementation of Business Process Design, Management and Re-engineering across the enterprise, focusing on Operations, Application Engineering and IT. Mr. Tokar was also an Associate with Booz-Allen & Hamilton in the firm's New York City Office, where he led client work addressing enterprise capabilities that foster and drive successful strategic change. Mr. Tokar has progressive operational and nuclear engineering experience from the United States Navy. Mr. Tokar has a Bachelors of Arts Degree in History from Pennsylvania State University and a Masters Degree in Business Administration from Harvard Business School.

Rodney Landrum, Senior Vice President of School Channel Sales - Prior to MRU, Mr. Landrum was Vice President and West Regional Manager for Key Bank, Education Resources managing a territory with loan approvals of approximately $400 million and 785 active accounts. Key Education Resources is one of the leading education leaders with almost $2 Billion in originations annually. He was responsible for leadership of sales staff for 19 western states marketing tuition payment plans, undergraduate, graduate and professional alternative loans and Federal loan products. Mr. Landrum began his career with Key Bank in 1997 in San Diego, CA managing California, Arizona and Nevada. Prior to Key Bank, he worked at Northwest Education Loan Association (NELA) for 6 1/2 years. NELA is the designated FFELP guarantee agency for Washington and Idaho. He worked in various different departments at NELA including Marketing, Policy, Claims and Customer Service. Mr. Landrum has Bachelor Degrees in Marketing and Accounting from Abilene Christian University and University of Texas, Arlington.

Jason Hare, Vice President - Prior to MRU Holdings Inc., Mr. Hare was an Assistant Vice-President in the Asset Finance Group at Financial Security Assurance ("FSA"). Mr. Hare was responsible for originating, underwriting, and structuring domestic asset-backed securitizations and lending facilities, primarily for consumer receivables. While in the Asset Finance Group, Mr. Hare was responsible for underwriting approximately $10 billion of sub-prime and near-prime auto receivables. He also participated in underwriting $500 million of other assets including small-medium size ticket equipment leases, manufactured housing, and credit cards. Mr. Hare was also responsible for managing the relationships among FSA, issuers, bankers, and rating agencies. Prior to joining the Asset Finance Group, Mr. Hare served a member of a group that supported the Asset Finance Group through monthly monitoring and reporting of transaction performance. Mr. Hare has a Bachelors Degree in Finance from Boston College and a MBA from Fordham University (New York).

Thomas Shelton, Vice President - Prior to MRU, Mr. Shelton was at BENS, a national security NGO, where he connected the government with top CEO's in order to build entrepreneurial private-public partnerships to meet national security threats. Mr. Shelton founded Cyberstream Solutions, a streaming infrastructure company based in London to capitalize on the European market opportunity. Mr. Shelton was also the co-founder of medical device company to create national representation and distribution system for proprietary products and services, including medical device reprocessing. Mr. Shelton was also the co-founder of Jeremy's Micobatch. He pioneered the start-up into a national brand with locations in over 6,000 outlets and completed an IPO on NASDAQ with market cap of $20 million.

Randy L. Rasmussen, Controller - From May 2001 to joining the Company, Mr. Rasmussen held the position of Controller for several New York-based technology companies including Waterfront Media, Inc., a capitalized venture-stage Internet media company, and venture-stage software companies CapitalThinking, Inc. and NewVision Hypersystems, Inc. Prior to that time, Mr. Rasmussen was Director of Finance and Administration for Always-On Inc. (acquired by Veracicom Inc.), a venture stage Internet applications service provider. Mr. Rasmussen has progressive financial experience from The Associated Press, Knight-Ridder, Roadway Express and KPMG. Mr. Rasmussen has a Bachelors of Science Degree in Business Administration from Creighton University and a Masters Degree in Business Administration from the University of Pittsburgh. Additionally, Mr. Rasmussen is a CPA.

                                 Advisory Board

Stan Davis - Mr. Davis is an independent author and public speaker based in Boston as well as the senior research fellow at the Ernst & Young Center for Business Innovation in Cambridge, Massachusetts. With a doctorate in the social sciences and an honorary doctorate in humanities, he then spent two decades on the faculties of the Harvard Business School, and Columbia and Boston University. He is well known as a visionary business thinker who advises leading companies and fast-growing enterprises around the world, and as the author of many influential, best-selling books including Blur, Future Perfect, 2020 Vision, and The Monster Under the Bed. Future Wealth, his tenth book, speaks about the securitization of human capital.

Robert A. Farmer - Mr. Farmer is chairman of the board of directors and chief executive officer of AMG International. Mr. Farmer was the vice chairman and is still a director of International Data Group (IDG), the world's largest information technology publishing firm. Mr. Farmer was treasurer of the Democratic National Committee from 1989 to 1991, when he resigned to become treasurer of the first Clinton/Gore presidential campaign. Following Mr. Clinton's election, Mr. Farmer resigned from IDG to become chairman and chief executive officer of GEC Alsthom, N.A., a manufacturer of high-speed rail equipment, power plants and cruise ships. Mr. Farmer was subsequently appointed the U.S. Consul General to Bermuda, a position he held from 1994 to 1999. Mr. Farmer holds a law degree from Harvard Law School and a BA from Dartmouth College.

Mark Kantrowitz - Mark Kantrowitz is the founder and publisher of Finaid.org, the definitive site for financial aid and the director of advanced projects for FastWeb, the largest and most popular free scholarship search. FinAid has a stellar reputation in the educational and financial aid community as the best Web site of its kind. Every major newspaper and personal finance magazine in the country has reviewed the site. Previously, Mr. Kantrowitz was a research scientist at Just Research, the US software laboratory for Justsystem Corporation of Japan and a Ph.D. candidate in computer science at Carnegie Mellon University (CMU). He has Bachelor of Science degrees in mathematics and philosophy from MIT and a Master of Science degree in computer science from CMU. He has previously been employed at the MIT Artificial Intelligence Laboratory, the Center for Excellence in Education, Bitstream Inc., and the Planning Research Corporation.

Michael L. Robertson - Michael L. Robertson is a highly successful and widely recognized entrepreneur focusing on new markets. He spearheaded revolutions in the media and software business and is currently the founder and chief executive officer of Lindows.com, a consumer software company that creates choice in the operating system marketplace. Mr. Robertson served as Chief Executive Officer and Chairman of the Board at MP3.com since March 1998.

Gobind Sahney - Gobind Sahney is the founder of GO Services, a leading servicing and collections agency. Mr. Sahney also founded YES, Inc. a successful consumer finance (credit card) marketing organization affiliated with MBNA America Bank. He is also the founder of Sahney and Company, an investment management firm specializing in private equity and alternative investment deal/transaction evaluation and valuation for companies interested in the Asia-Europe-USA corridor. He also advises clients in the specific functions of corporate finance and mergers and acquisitions. Mr. Sahney has over 15 years experience in corporate finance, credit and business management; has past experience in public and private accounting; in mortgage banking, and with a private investment partnership. He serves as director of Herbonics, Inc. and International Metal Products (Asia) Pte.Ltd.(Singapore). Mr. Sahney is also a member of the Babson College Board of Trustees, the Babson College Asian Advisory Board, and a trustee of The Scripps Whittier Institute for Diabetes (Chairman, 2001).

                SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our Common Stock on a diluted basis including the exercise of all options and warrants as of June 6, 2005 by (i) each person who, to our knowledge, beneficially owns, or upon completion of this offering will beneficially own, more than 5% of our Common Stock; (ii) each of our directors and executive officers of the Company; and (iii) all of our executive officers and directors as a group:

Name of                                                                    Percent
Beneficial Owner                                       Amount (1)         of Class
----------------                                       ----------         --------
Edwin J. McGuinn, Jr.(2)                                       350,670           1.37
Raza Khan(3)                                                 3,440,569          13.44
Vishal Garg(4)                                               3,286,238          12.84
M. Paul Tompkins(5)                                             79,434              *
Richmond T. Fisher                                                   0              *
Nomura Credit & Capital, Inc. (6)                            6,545,004          25.57
                                                  --------------------- --------------
All directors and named executive officers as a
group                                                        7,156,911          27.96


(1) Beneficial ownership is calculated based on 29,264,513 shares of our Common Stock on a diluted basis including the exercise of all options and warrants exercisable within 60 days of June 6, 2005. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 6, 2005. The shares issuable pursuant to those options or warrants are deemed outstanding for computing the percentage ownership of the person holding these options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name, subject to community property laws, where applicable.

(2) Includes 98,785 shares of Common Stock underlying warrants and 205,000 shares of Common Stock underlying options exercisable within 60 days of June 6, 2005.

(3) Includes 858,006 shares of Common Stock underlying warrants and 100,000 shares of Common Stock underlying options exercisable within 60 days of June 6, 2005.

(4) Includes 865,586 shares of Common Stock underlying warrants and 100,000 shares of Common Stock underlying options exercisable within 60 days of June 6, 2005.

(5) Includes 9,434 shares of Common Stock underlying warrants and 20,000 shares of Common Stock underlying options exercisable within 60 days of June 6, 2005.

(6) Includes 6,545,004 shares of Common Stock underlying warrants exercisable within 60 days of June 6, 2005.

                             EXECUTIVE COMPENSATION

The following table summarizes the annual compensation paid to the Company's named executive officers for the three years ended December 31, 2004, 2003 and 2002:

         ------------------------------------- ----------- ----------- ------------ -------------------
                                                                                        Securities
                                                                                        Underlying
                                                             Annual                    Options/SARs
                  Name and Position               Year       Salary       Bonus            (#)
         ------------------------------------- ----------- ----------- ------------ -------------------
         ------------------------------------- ----------- ----------- ------------ -------------------
         Ed McGuinn                               2004      $83,500                      410,000
         Chief Executive Officer
         ------------------------------------- ----------- ----------- ------------ -------------------
                                                  2003         --          --
         ------------------------------------- ----------- ----------- ------------ -------------------
                                                  2002         --          --
         ------------------------------------- ----------- ----------- ------------ -------------------
         Raza Khan                                2004      $120,332                     200,000
         President
         ------------------------------------- ----------- ----------- ------------ -------------------
                                                  2003
         ------------------------------------- ----------- ----------- ------------ -------------------
                                                  2002         --          --
         ------------------------------------- ----------- ----------- ------------ -------------------
         Vishal Garg                              2004      $120,332                     200,000
         Executive Vice President and Chief
         Financial Officer
         ------------------------------------- ----------- ----------- ------------ -------------------
                                                  2003
         ------------------------------------- ----------- ----------- ------------ -------------------
                                                  2002         --          --
         ------------------------------------- ----------- ----------- ------------ -------------------

Option Grants In Last Fiscal Year

         ----------------------------------- ------------- -------------- -------------- --------------
                 Name and Position           No. of         Percent of     Exercise Of    Expiration
                                             Securities        Total       Base Price        Date
                                             Underlying       Options        ($/SH)
                                             Options        Granted to
                                                           Employees in
                                                            Fiscal Year
         ----------------------------------- ------------- -------------- -------------- --------------
         Edwin J. McGuinn, Chief Executive                    42.26%
                                               410,000                        $1.60        7/8/2014
         Officer
         ----------------------------------- ------------- -------------- -------------- --------------
         Raza Khan, President                  200,000         20.6%          $1.00        7/8/2014

         ----------------------------------- ------------- -------------- -------------- --------------
         Vishal Garg, Executive Vice                           20.6%
         President and Chief Financial         200,000                        $1.00        7/8/2014
         Officer
         ----------------------------------- ------------- -------------- -------------- --------------

EMPLOYMENT AGREEMENTS

We have entered into an executive employment agreement with our Chairman and CEO, Edwin J. McGuinn, Jr. The employment agreement provides for an initial annual base salary of $200,000. The agreement provides for a minimum annual increase in base salary of 10% and additional increases at the discretion of the Board of Directors. The employment agreement also provides for a minimum annual performance-based bonus of $50,000 and bonuses in excess thereof at the discretion of the Board of Directors. Under the agreement, Mr. McGuinn will also receive options to purchase up to 410,000 shares of our common stock made available under our 2004 Omnibus Incentive Plan (the "Plan"), which vest quarterly and become fully exercisable on November 1, 2005. Subsequent grants of stock options shall vest and be exercisable pursuant to the terms and conditions of the Plan. The exercise price of the 410,000 options will be $1.60 per share and the exercise price of any future option will be the fair market value of our common stock on the date such options are granted. Under the agreement, the Company is required to grant Mr. McGuinn 250,000 options at an exercise price of $3.00 per share, 25% of which vest and become exercisable on the grant date and an additional 12.5% vesting and becoming exercisable on the first day of each quarter thereafter, if the Company increases the number of shares of Common Stock available under the Plan.

Mr. McGuinn's employment agreement expires on November 11, 2007, subject to extension or earlier termination. The agreement provides that if Mr. McGuinn is terminated by us without cause or if he terminates his employment agreement for good reason, he will be entitled to his base salary, guaranteed bonus and all health and benefits coverage until the expiration date of his employment agreement, plus one year of severance pay. At the election of Mr. McGuinn, in the event of such termination, his base salary and guaranteed bonus is payable by the Company within 45 days after his last day of employment. Additionally, all stock options granted to him will immediately vest.

Under the agreement, good reason includes any of the following occurring without the consent of Mr. McGuinn: an adverse change resulting in a diminution in his duties and responsibilities; an adverse change in his title; a change in control of the Company, or a significant relocation of the Company's office. His employment agreement prohibits Mr. McGuinn from competing with us, or soliciting our customers or employees, in the United States for a period of two years from the date of their termination of employment.

We have also entered into executive employment agreements with Vishal Garg and Raza Khan. Each employment agreement provides for an initial annual base salary of $150,000. The agreements provide for a minimum annual increase in base salary of 10% and additional increases at the discretion of the Board of Directors. Each employment agreement also provides for a minimum annual performance-based bonus of $50,000 and bonuses in excess thereof at the discretion of the Board of Directors. Under the agreements, each executive will also receive options to purchase up to 20% of the shares of our common stock made available under the Plan, 50% of which will vest immediately and the remaining 50% will vest on the first anniversary of the grant date. Subsequent grants of stock options shall vest and be exercisable pursuant to the terms and conditions of the Plan. Additionally, during each calendar quarter during the term of the agreement, each executive will receive options to purchase an additional 5% of the shares of our common stock made available under the Plan. The exercise price of all options will be the fair market value of our common stock on the date such options are granted.

Each employment agreement expires on April 1, 2009, subject to extension or earlier termination. Each employment agreement provides that if Messrs. Garg and Khan are terminated by us without cause or if they terminate their employment agreements for good reason, they will be entitled to their base salary, guaranteed bonus and all health and benefits coverage until the expiration date of their employment agreements, plus one year of severance pay. At the election of the executive in the event of such termination, the executives base salary and guaranteed bonus is payable by the Company within 45 days after his last day of employment. Additionally, all stock options granted to them will immediately vest.

Under the agreements, good reason includes any of the following occurring without the consent of the executive: an adverse change resulting in a diminution in the executive's duties and responsibilities; an adverse change in the executive's title; or a change in control of the Company. Each employment agreement prohibits Messrs. Garg and Khan from competing with us, or soliciting our customers or employees, in the United States for a period of one year from the date of their termination of employment.

2004 OMNIBUS INCENTIVE PLAN

We adopted our 2004 Omnibus Incentive Plan on July 8, 2004. The Plan gives the Board of Directors the ability to provide incentives through grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, and stock appreciation rights to our present and future employees and our subsidiaries. Outside directors, consultants and other service providers are eligible to receive incentive awards under the plan.

Our Board reserved, and our shareholders approved, a total of 1,500,000 shares of Common Stock for issuance under the Plan. If an incentive award expires or terminates unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

Stock Options

The Plan authorizes the grant of incentive stock options and nonqualified stock options. Options granted under the Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The Board determines the period of time during which an option may be exercised, as well as any vesting schedule, except that no option may be exercised more than 10 years after the date of grant. The exercise price for shares of Common Stock covered by an option cannot be less than the fair market value of the Common Stock on the date of grant unless we agree otherwise at the time of the grant.

Restricted Stock Awards

The Plan also authorizes the grant of restricted stock awards on terms and conditions established by the Board, which may include performance conditions. The terms and conditions will include the designation of a restriction period during which the shares are not transferable and are subject to forfeiture. In general, the minimum restriction period applicable to any award of restricted stock that is not subject to the achievement of one or more performance standards is three years from the date of grant. The minimum restriction period for any award of restricted stock that is subject to one or more performance standards is one year from the date of grant, except that restriction periods of shorter duration may be approved for awards of restricted stock or restricted stock units combined with respect to up to 600,000 shares reserved for issuance under the Plan.

Restricted Stock Units

Restricted stock units may be granted on the terms and conditions established by the Board, including conditioning the lapse of restrictions on the achievement of one or more performance goals. In the case of restricted stock units, no shares are issued at the time of grant. Rather, upon lapse of restrictions, a restricted stock unit entitles a participant to receive shares of Common Stock or a cash amount equal to the fair market value of a share of Common Stock on the date the restrictions lapse.

Performance Grants

The Board may grant to any participant performance grants that are intended to comply with Section 162(m) of the Code. Each performance grant will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

The Board will make all determinations regarding the achievement of performance goals. Actual payments to a participant under a performance grant will be calculated by applying the achievement of performance criteria to the performance goal. Performance grants will be payable in cash, shares of Common Stock or a combination of cash and shares of Common Stock. The Board may reduce or eliminate, but not increase the payments except as provided in the performance grant.

Stock Awards

The Plan authorizes the making of stock awards. The Board will establish the number of shares of Common Stock to be awarded and the terms applicable to each award, including performance restrictions. No more than 600,000 shares of Common Stock, reduced by restricted stock and restricted stock unit awards, may be granted under the Plan without performance restrictions.

Stock Appreciation Rights

The Board may grant Stock Appreciation Rights (SARs) under the Plan. Subject to the terms of the award, SARs entitle the participant to receive a distribution in an amount not to exceed the number of shares of Common Stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of Common Stock on the date of exercise of the SAR and the market price of a share of Common Stock on the date of grant of the SAR. Such distributions are payable in cash or shares of Common Stock, or a combination thereof, as determined by the Board.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 28, 2003, the Company issued for cash, a convertible note payable in the amount of $110,000 to a related party. Pursuant to the terms of the agreement, the note accrued interest at the rate of 8% per annum and was due and payable, together with interest, on May 26, 2004. The note contained a conversion feature allowing the related party, with proper notice, to convert the note into 5,500,000 shares of the Company's Common Stock at $0.02 per share. In connection with the Share Exchange this Note was forgiven and is no longer outstanding.

                              SELLING STOCKHOLDERS

The selling stockholders may, from time to time on a continuous and delayed basis pursuant to Rule 415, offer and sell, pursuant to this prospectus, any or all of the 3,250,006 shares of Common Stock issuable on conversion of the Series A Preferred Stock issued in connection with the Private Placement Offering and 8,226,949 shares of Common Stock underlying the Warrants and 100,000 shares of Common Stock underlying Options.

The table below sets forth the name of the selling stockholder and the number of shares of Common Stock that each selling stockholder may offer pursuant to this prospectus. Unless set forth below, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

The selling stockholders may from time to time offer and sell any or all of the shares under this prospectus. Because the selling stockholders may offer all or some of the Common Stock offered pursuant to this prospectus, we cannot estimate how may shares of Common Stock that the selling stockholders will hold upon consummation of any such sales.

Unless otherwise noted, the address of each selling stockholder is c/o MRU Holdings, Inc., 1114 Avenue of the Americas, New York, New York, 10036.


                                                      Shares Beneficially      No. of     Shares Beneficially Owned
                                                       Owned Before the        Shares         After the Offering
                                                          Offering(1)          Offered
Name and Address of Beneficial Owner                  Number      Percent                    Number       Percent
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Alan J. Rubin                                            20,000      *            20,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Anthony Bobulinski                                       28,572      *            28,572
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Apogee Fund LP                                          142,857      *           142,857
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Arthur Johnson                                            7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Bear Stearns for Nathan a Low Roth IRA                   47,143      *            47,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Ben T. Morris                                            14,000      *            14,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Bill Haak and Johnnie S. Haak                             7,142      *             7,142
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Blake Selig                                               7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Brede C. Klefos                                          19,286      *            19,286
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Brian Kuhn                                               21,428      *            21,428
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Brunella Jacs LLC                                         7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Carl Pipes                                               12,857      *            12,857
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Cathy Selig                                              10,000      *            10,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Charles L. Ramsay, Jr.                                    7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Charles S. Essman & Anna Claire Essman Revocable
Trust                                                     7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Constantine Macricostas                                  20,000      *            20,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------


                                       44

--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Cordillera Fund LP                                      142,858      *           142,858
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Corrigan Investments                                    142,858      *           142,858
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
David Shadid                                              7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
David Shapiro                                            15,143      *            15,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Dean S. Oakey                                            28,572      *            28,572
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Don A. Sanders                                           56,000      *            56,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Don Sanders and Tanya Drury TTEES FBO Tanya Jo
Drury Trust                                              17,000      *            17,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Don Weir and Julie Ellen Weir Ten in Com                 14,000      *            14,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Donald V. Weir TTEE Sanders 1998 Children's Trust
DTD 12/01/97                                             28,000      *            28,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Doris Henion                                              7,200      *             7,200
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Edmund Melhado                                           10,000      *            10,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Edwin Freedman                                           14,285      *            14,285
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Eileen Katz                                              10,000      *            10,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Erik Klefos                                               7,145      *             7,145
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Eugene Kornhaber                                         15,000      *            15,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Gene Salkind                                             20,000      *            20,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
George L. Ball                                           14,000      *            14,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Gerald W. Pope Revocable Trust                            7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Gregory S. Lewis                                         10,000      *            10,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Highgate House Fund Ltd.                                142,857      *           142,857
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Humbert Powell                                           10,884      *            10,884
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Incline Capital LP                                       57,143      *            57,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
James Figura                                              7,200      *             7,200
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Jana R. Bartholomew                                       8,572      *             8,572
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Jeffrey B. Bogatin                                       85,715      *            85,715
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Johann Koss                                               7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
John H. Malanga and Jodi F. Malanga Jt Ten                4,000      *             4,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Karen Ginder                                             17,143      *            17,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Katherine U. Sanders 1990                                28,000      *            28,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Leonard Olim                                              7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Lowell T. Chrisco                                        10,000      *            10,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Marie Mildren                                             7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Mark A. Emalfarb as custodian for Ashley Erin
Emalfarb                                                 21,429      *            21,429
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Mark A. Emalfarb as custodian for Hailey Arden
Emalfarb                                                 21,429      *            21,429
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Mark A. Emalfarb Trust UAD 10/1/87                       28,572      *            28,572
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Mark Newton Davis                                         7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Matthew Johnson                                          14,286      *            14,286
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Melton Pipes                                              7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Michael Gray                                              7,142      *             7,142
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Millenium Partners, L.P.                                428,572      *           428,572
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Morton A. Cohn                                           28,000      *            28,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Nadine Smith                                             30,000      *            30,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Nim Vaswani                                              20,000      *            20,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Precept Capital Master Fund GP                           71,429      *            71,429
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Rajan Drsai                                              40,000      *            40,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------


                                       45

--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Richard Hochman                                          10,000      *            10,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Richard Morgan                                            8,000      *             8,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Robert B. Lyon Jr.                                        7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Robert Wilensky                                           7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Rohit Phansalkar                                          6,000      *             6,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Sanders Opportunity Fund (Institutional) LP              63,945      *            63,945
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Sanders Opportunity Fund, L.P.                           20,055      *            20,055
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
SBI USA LLC                                              71,428      *            71,428
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Soraya J. Nazarian 2003 Annuity Trust                    85,715      *            85,715
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Stellar Capital Fund LLC                                 57,143      *            57,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Steven Elliott                                            7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
The Pinnacle Funds LP                                   385,714      *           385,714
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Thomas E Asarch/ Barbara Asarch                           7,143      *             7,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Valerie B. Lens                                          10,000      *            10,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
VLC Properties                                           11,428      *            11,428
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Westpark Capital LP                                     142,857      *           142,857
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
William A. Solemene                                      28,571      *            28,571
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Y & S Nazarian Revocable Trust DTD 9/2/03               257,143      *           257,143
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Nomura Credit & Capital, Inc. (2)                     7,999,449     27.5       7,999,449
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Sanders Morris Harris (3)                               136,500      *           136,500
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Brean Murray & Co., Inc. (4)                             91,000      *            91,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Gerald A. Amato (5)                                      75,000      *            75,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------
Stephen B. Booke (6)                                     25,000      *            25,000
--------------------------------------------------- ------------ ----------- ------------ ------------- -------------

*     Less than 1.0%

(1) Beneficial ownership is calculated based on 29,264,513 shares of Common Stock outstanding as of June 6, 2005 on a diluted basis. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 6, 2005 and shares of Common Stock issuable on conversion of Series A Preferred Stock held by that person that is currently convertible or convertible within 60 days of June 6, 2005. The shares issuable pursuant to those options or warrants or issuable upon exercise of the Series A Preferred Stock are deemed outstanding for computing the percentage ownership of the person holding these options and warrants and Series A Preferred Stock but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name, subject to community property laws, where applicable.
(2) Includes 7,999,449 shares of Common Stock underlying warrants exercisable within 60 days of June 6, 2005.
(3) Includes 136,500 shares of Common Stock underlying warrants exercisable within 60 days of June 6, 2005.
(4) Includes 91,000 shares of Common Stock underlying warrants exercisable within 60 days of June 6, 2005.
(5) Includes 75,000 shares of Common Stock underlying options exercisable within 60 days of June 6, 2005.
(6) Includes 25,000 shares of Common Stock underlying options exercisable within 60 days of June 6, 2005.

                              PLAN OF DISTRIBUTION

We are registering the Common Stock covered by this prospectus on behalf of the selling stockholders. As used herein, "selling stockholders" include donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling shareholders.

Each of the selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Each of the selling stockholders may use any one or more of the following methods when selling shares:

      (1) ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

      (2) block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      (3) purchases by a broker dealer as principal and resale by the broker dealer for its account;

      (4) an exchange distribution in accordance with the rules of the applicable exchange;

      (5)   privately negotiated transactions;

      (6)   settlement of short sales created after the date of this prospectus;

      (7) broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      (8)   a combination of any such methods of sale; and

      (9)   any other method permitted pursuant to applicable law.

Each of the selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Each of the selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the

Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                           DELAWARE ANTI-TAKEOVER LAW

We and our stockholders are subject to Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the prescribed manner. A "business combination" includes merger, asset sale and other transaction resulting in a financing benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                                  LEGAL MATTERS

The validity of the Common Stock being offered hereby will be passed upon by McGuireWoods, LLP.

                                     EXPERTS

The audited financial statements for the year ended December 31, 2004 and for the three months ended March 31, 2005 appearing in this prospectus which is part of this registration statement have been reviewed and audited by Bagell, Josephs & Company, L.L.C., and are included in reliance upon such reports given upon the authority of Bagell, Josephs & Company, L.L.C, as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the Common Stock and the shares of Common Stock underlying the Warrants, Options and Series A Convertible Preferred Stock to be offered hereby. As used herein, the term "registration statement" means the initial registration statement and any and all amendments thereto. This prospectus, which is a part of the registration statement, contains all material information about the contents of any agreement or other document filed as an exhibit to the registration statement. For further information with respect to us and our Common Stock and Warrants, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus concerning the contents of any contract or any other document contain all material information regarding that contract or other document but are not necessarily the full text of that contract or document, and reference is made to such contract or other document filed with the SEC as an exhibit to the registration statement.

A copy of the registration statement, including the exhibits thereto, may be inspected without charge at the Public Reference section of the commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: Northeast Regional Office, 233 Broadway, New York, New York 10279; and Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 606041. Copies of the registration statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees, or at its web site at http://www.sec.gov.

Our Common Stock is registered under Section 12 of the Securities Exchange Act of 1934 as amended, and we are therefore subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended. In accordance therewith, we file periodic reports with the Securities and Exchange Commission. Our periodic reports are available for inspection and copying at the public reference facility.

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                       PAGE(S)

Consolidated Financial Statements for the fiscal year ended December 31, 2004:

Report of Independent Registered Public Accounting Firm                     F-2

Consolidated Balance Sheet as of December 31, 2004                          F-3

Consolidated Statements of Operations for the Years Ended
    December 31, 2004 and 2003                                              F-4

Consolidated Statements of Changes in Stockholders' Equity (Deficit)
     For the Years Ended December 31, 2004 and 2003                         F-5

Consolidated Statements of Cash Flow for the Years Ended
    December 31, 2004 and 2003                                              F-6

Notes to Financial Statements                                               F-7


Consolidated Financial Statements for the Three Months Ended March 31, 2005:

Condensed Consolidated Balance Sheet as of March 31, 2005                  F-15

Condensed Consolidated Statements of Operations for the Three Months Ended
    March 31, 2005 and 2004                                                F-16

Condensed Consolidated Statements of Cash Flow for the Three Months Ended
    March 31, 2005 and 2004                                                F-17

Notes to Financial Statements                                              F-18

                        BAGELL, JOSEPHS & COMPANY, L.L.C.

                          Certified Public Accountants

                               High Ridge Commons
                                 Suites 400-403
                           200 Haddonfield Berlin Road
                           Gibbsboro, New Jersey 08026
                        (856) 346-2828 Fax (856) 346-2882


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
MRU Holdings, Inc.
New York, New York

We have audited the accompanying consolidated balance sheet of MRU Holdings, Inc. and Subsidiaries (formerly Pacific Technology, Inc.) as of December 31, 2004 and the related consolidated statements of operations, consolidated changes in stockholders' equity (deficit), and consolidated cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We have conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MRU Holdings, Inc. and Subsidiaries (formerly Pacific Technology, Inc.) as of December 31, 2004 and 2003 and the results of its consolidated operations, consolidated changes in stockholders' equity (deficit) and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BAGELL, JOSEPHS & COMPANY, L.L.C.
                       BAGELL, JOSEPHS & COMPANY, L.L.C.
Certified Public Accountants
Gibbsboro, New Jersey
March 15, 2005

          MEMBER OF: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
               NEW JERSEY SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS
             PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)
               CONSOLIDATED BALANCE SHEET AS OF DECMEBER 31, 2004

                                     ASSETS

                                                                          2004
                                                                      -----------
Current Assets:
 Cash and cash equivalents                                            $ 1,648,877
 Prepaid expenses and other current assets                                174,556
                                                                      -----------

   Total Current Assets                                                 1,823,433
                                                                      -----------

 Fixed assets, net of depreciation                                         67,121
                                                                      -----------
Other Assets:
 Deposits                                                                   6,025
                                                                      -----------

TOTAL ASSETS                                                          $ 1,896,579
                                                                      ===========
                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
 Accounts payable and accrued expenses                                $   439,450
 Accrued Interest Expense                                                  22,133
                                                                      -----------

     Total Current Liabilities                                            461,583
                                                                      -----------

     Total Liabilities                                                    461,583
                                                                      -----------
STOCKHOLDERS' EQUITY (DEFICIT)
Preferred Stock, $.001 par value; 5,000,000 shares authorized and 0
      shares issued and outstanding                                            --
Common Stock, $.001 par value; 50,000,000 shares authorized,
     13,586,202 issued and outstanding                                     13,586
Additional paid-in capital                                              3,734,851
Accumulated deficit                                                    (2,313,441)
                                                                      -----------

     Total Stockholders' Equity (Deficit)                               1,434,996
                                                                      -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 1,896,579
                                                                      ===========

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)
                      Consolidated Statements of Operations
                 for the Years Ended December 31, 2004 and 2003

                                                            2004            2003
                                                        ------------    ------------
OPERATING REVENUES
  Consulting income                                     $      8,177    $      2,406
                                                        ------------    ------------
OPERATING EXPENSES
  General and administrative expenses                      1,855,634          48,633
  Depreciation and amortization                               13,782           1,547
                                                        ------------    ------------

    Total Operating Expenses                               1,869,416          50,180
                                                        ------------    ------------

NET LOSS                                                  (1,861,239)        (47,774)

OTHER INCOME (LOSS)
  Interest income                                             13,931              --
  Interest expense                                           (22,133)             --
  Other expenses                                              (1,992)             --
  Unrealized loss on investment                                   --          (1,500)
                                                        ------------    ------------

     Total other income (loss)                               (10,194)         (1,500)
                                                        ------------    ------------

           NET LOSS BEFORE PROVISION FOR INCOME TAXES     (1,871,433)        (49,274)
  Provision for income taxes                                      --              --
                                                        ------------    ------------

NET LOSS APPLICABLE TO COMMON SHARES                    $ (1,871,433)   $    (49,274)
                                                        ============    ============

NET LOSS PER BASIC AND DILUTED SHARES                   $      (0.14)   $      (0.01)
                                                        ============    ============
WEIGHTED AVERAGE NUMBER OF COMMON

  SHARES OUTSTANDING                                      13,209,331      10,300,000
                                                        ============    ============

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)

      Consolidated Statements of Changes in Stockholders' Equity (Deficit)
                 For the Years Ended December 31, 2004 and 2003

                                                                            Additional
                                                 Common Stock                Paid-In      Accumulated
                                               Shares         Amount         Capital       Deficit          Total
                                             -----------    -----------    -----------    -----------    -----------
Balance, December 31, 2002

Old Company (Pacific Technology)               6,030,000    $     6,030    $    (3,020)   $    (8,738)   $    (5,728)

Acquisition, March 28, 2003                    6,895,000          6,895         30,450             --         37,345

Expenses paid by officer                              --             --          2,356             --          2,356

Net loss                                              --             --             --        (39,762)       (39,762)
                                             -----------    -----------    -----------    -----------    -----------

Balance, December 31, 2003                    12,925,000         12,925         29,786        (48,500)        (5,789)

Net loss for the six months ended
 June 30, 2004 before recapitalization -
   net                                                --             --             --       (113,800)      (113,800)
                                             -----------    -----------    -----------    -----------    -----------

 Subtotal                                     12,925,000         12,925         29,786       (162,300)      (119,589)

Recapitilization elimination of

Pacific Technology of Nevada                  (9,325,000)        (9,325)       (29,786)       162,300        123,189
                                             -----------    -----------    -----------    -----------    -----------

 Subtotal                                      3,600,000          3,600             --             --          3,600

Common shares issued in share exchange
 with Iempower for recapitalization            6,863,433          6,863        470,150       (442,008)        35,005

Additional common stock issued to
shareholders
 of Iempower attributable to the
recapitalization
 of July 8, 2004                                 466,519            466           (466)            --             --

Issuance of shares in conversion
 of bridge loan and accrued interest             468,750            469        749,531             --        750,000
Common stock issued for cash, July 2004 -
net of expenses                                2,150,000          2,150      2,455,674             --      2,457,824

Common stock issued for cash, October 2004        37,500             38         59,962             --         60,000
Net loss for the year ended December 31,
 2004                                                 --             --             --     (1,871,433)    (1,871,433)
                                             -----------    -----------    -----------    -----------    -----------

Balance, December 31, 2004                    13,586,202         13,586      3,734,851     (2,313,441)     1,434,996
                                             ===========    ===========    ===========    ===========    ===========

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)

            Consolidated Statements of Cash Flow for the Years Ended
                           December 31, 2004 and 2003

                                                                  2004           2003
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                    $(1,871,433)   $   (49,274)
                                                              -----------    -----------
  Adjustments to reconcile net loss to net cash
   used in operating activities:

   Depreciation and amortization                                   13,782          1,547
   Unrealized loss on investment                                       --          1,500

 Changes in assets and liabilities
   (Increase) decrease in prepaid expenses and other assets      (180,032)         4,476
   Increase in accounts payable and accrued expenses              458,482          1,100
                                                              -----------    -----------

   Total adjustments                                              292,232          8,623
                                                              -----------    -----------

   Net cash used in operating activities                       (1,579,201)       (40,651)
                                                              -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   (Increase) in fixed assets                                     (70,409)        (6,928)
   (Increase) in investment                                            --         (1,500)
                                                              -----------    -----------

    Net cash used in investing activities                         (70,409)        (8,428)
                                                              -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITES
  Proceeds from bridge loan                                       750,000             --
  Proceeds from sale of stock and equity - net of expenses      2,548,438             --
                                                              -----------    -----------

    Net cash provided by financing activities                   3,298,438             --
                                                              -----------    -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            1,648,828        (49,079)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                          49         49,128
                                                              -----------    -----------

CASH AND CASH EQUIVALENTS - END OF YEAR                       $ 1,648,877    $        49
                                                              ===========    ===========

SUPPLEMENTAL DISCLOSURE OF NON=CASH ACTIVITIES:

  Issuance of common stock for conversion of bridge loan      $   750,000    $        --
                                                              ===========    ===========

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
                           DECEMBER 31, 2004 AND 2003

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

      The Company was incorporated in Delaware on March 2, 2000 as Dr. Protein.Com, Inc. and on March 7, 2003 changed its name to Pacific Technology, Inc. On July 6, 2004 the Company changed its name to MRU Holdings, Inc.

      On July 8, 2004 the Company acquired 100% of the outstanding capital stock of Iempower, Inc., a privately-held Delaware corporation doing business as MyRichUncle ("Iempower"), pursuant to a Share Exchange Agreement dated as of April 13, 2004 with Iempower and it stockholders in exchange for 6,863,433 shares of common stock $0.001 par value per share, which the Company issued to the stockholders of Iempower, together with 2,136,567 common stock purchase warrants to the warrant holders of Iempower (each warrant is exercisable to purchase one share of common stock, and the warrants have a weighted average exercise price of $0.45 per share). Concurrently, and in connection with the exchange of shares, the Company also sold 100% of the outstanding capital stock of its Nevada subsidiary, Pacific Technology, Inc., to four of the Company's principal stockholders prior to the exchange of shares in exchange for 9,325,000 shares of the Company's common stock, which has been retired. Although the Company acquired Iempower as a result of the share exchange, the stockholders of Iempower hold a majority of the voting interest in the Company. Additionally, the share exchange resulted in Iempower's management and Board of Directors assuming operational control of the company.

      The Company has permanently discontinued the business of selling and distributing optical storage devices and has adopted the Iempower business plan directed primarily at providing students with funds for higher education using a proprietary approach of analyzing future repayment potential to profile and provide customized financial products to students. The Company receives financing requests from students, which the Company refers to lenders. The Company also proposes to originate federal loans, which are student loans guaranteed by the federal government and private loans. The Share Exchange has been accounted for as a reverse merger under the purchase method of accounting. Accordingly, Iempower will be treated as the continuing entity for accounting purposes and the historical financial statements presented will be those of Iempower.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and all its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

      The Company records its revenue on the accrual basis, whereby revenue is recognized when earned and expenses recognized when incurred.

      Commencing in 2002, the Company generated revenues. The Company on December 31, 2004 and 2003 had earned consulting revenue and had not earned any fees from student loan activity.

Cash and Cash Equivalents

      The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

      The Company maintains cash and cash equivalent balances at a financial institution that is insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2004 and 2003, the Company's uninsured cash balances total $1,660,057 and $-0- respectively.

Fixed Assets

      Fixed assets are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful life of the assets.

      Computer network equipment                                      3-5 Years
      Furniture and fixtures                                            5 Years

Income Taxes

      The income tax benefit is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

Advertising

      Costs of advertising and marketing are expensed as incurred. For the years ending December 31, 2004 and 2003 the company paid $17,577 and $0 respectively of advertising and marketing expenses.

(Loss) Per Share of Common Stock

      Historical net (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share
      (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.

      The following is a reconciliation of the computation for basic and diluted
      EPS:

                                               December 31,    December 31,
                                                   2004            2003
                                               ------------    ------------

Net (loss)                                     $ (1,871,433)   $    (49,274)
                                               ============    ============

Weighted - average common shares                 13,209,331      10,300,000
     Outstanding (Basic)

Weighted - average common stock equivalents:
      Stock options                                      --              --
      Warrants                                           --              --
                                               ------------    ------------

Weighted - average common shares
   outstanding (Diluted)                         13,209,331      10,300,000
                                               ============    ============

      For December 31, 2004 and 2003, warrants were not included in the computation of diluted EPS because inclusion would have been antidilutive.

Fair Value of Financial Instruments

      The carrying amount reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments.

Stock Based Compensation

      The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations, in accounting for their employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123, "Accounting for Stock- Based Compensation", and has adopted the enhanced disclosure provisions of SFAS No. 148, "Accounting for Stock Base Compensation - Transition and Disclosures", an amendment of SFAS No. 123. APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No.123 requires companies that continue to follow APB No. 25 to provide a pro-forma disclosure of the impact of applying the fair value method of SFAS No. 123 and, as amended, SFAS 148.

      Recent Accounting Pronouncements

      In June 2001, the FASB issued Statement No. 142 "Goodwill and Other Intangible Assets". This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets". It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the statements. The Company in 2001 impaired an intangible asset for $18,000.

      On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supersede SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and portions of Accounting Principles Board Opinion 30, "Reporting the Results of Operations." This Standard provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value or carrying amount. This Standard also requires expected future operating losses from discontinued operations to be displayed in the period (s) in which the losses are incurred, rather than as of the measurement date as presently required.

      In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantees and elaborates on existing disclosure requirements related to guarantees and warranties. The recognition requirements are effective for guarantees issued or modified after December 31, 2002 for initial recognition and initial measurement provisions. The adoption of FIN 45 did not have a significant impact on the Company's results of operations or financial position.

      In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51". FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on the Company's results of operations or financial position.

NOTE 3- FIXED ASSETS

      Fixed assets consist of the following at December 31, 2004 and 2003:

                                     2004            2003
                                 ------------    ------------

Computer network equipment       $     68,776    $     12,405
Furniture and fixtures                 14,038              --
                                 ------------    ------------
                                       82,814          12,405
Less: accumulated depreciation        (15,693)         (1,911)
                                 ------------    ------------

Total fixed assets               $     67,121    $     10,494
                                 ============    ============

      Depreciation expense for the years ended December 31, 2004 and 2003 were $13,782 and $1,547, respectively.

NOTE 4- PROVISION FOR INCOME TAXES

      Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due. Deferred taxes related to differences between the basis of assets and liabilities for financial and income tax reporting will either be taxable or deductible when the assets or liabilities are recovered or settled. The difference between the basis of assets and liabilities for financial and income tax reporting are not material therefore, the provision for income taxes from operations consist of income taxes currently payable.

      There was no provision for income taxes for the years ended December 31, 2004 and 2003.

      At December 31, 2004 and 2003, the Company had accumulated deficits approximating $2,313,441 and $442,008 respectively, available to offset future taxable income through 2023.

                                  2004         2003
                               ---------    ---------

Deferred tax assets            $ 694,032    $ 132,602
Valuation for deferred asset    (694,032)    (132,602)
                               ---------    ---------

Totals                         $      --    $      --
                               =========    =========

NOTE 5- STOCKHOLDERS' EQUITY

      Common Stock

      There were 50,000,000 and 22,100,000 shares of common stock authorized, with 13,586,201 and 10,300,000 shares issued and outstanding at December 31, 2004 and 2003, respectively. The par value for the common stock is $.001 per share.

      The following details the stock transactions for the year ended December 31, 2004.

      The Company issued 6,863,433 shares of common stock in exchange with the Iempower shareholders to retire 10,300,000 shares of Iempower stock that were outstanding as of July 8, 2004.

      The Company issued an additional 466,519 shares of common stock to Iempower shareholders to complete the recapitalization at July 8, 2004.

      The Company converted a Bridge Loan of $750,000 for 468,750 shares of common stock valued at $1.60 per share.

      The Company issued 2,187,500 shares of common stock at a value of $1.60 per share.

      Preferred Stock

      There were 5,000,000 and 3,000,000 shares of preferred stock authorized, with 0 and 900,000 issued and outstanding as of December 31, 2004 and 2003. The par value for the preferred shares is $.001 per share.

      Warrants

      At December 31, 2004 and 2003 there were 3,215,757 and 7,324,375 warrants outstanding respectively.

NOTE 6- LONG TERM DEBT

      On April 1, 2004, the Company received a bridge loan in the amount of $750,000, bearing interest at 5% per year based on a 360 day year. The note matures the earliest of 1.) September 30, 2004 or 2.) Consumation of the Share Exchange. If the Share Exchange is consummated prior to the maturity date, the Lender shall cause Pacific Technology and Brean Murray & Company to exchange the note for the number of units equal to the quotient obtained by dividing (a) the sum of the outstanding principal and all other amounts due hereunder on the date of the Share Exchange by (b) $1.60 (the per unit price of a unit sold to an investor in the offering. As of July 8, 2004, the entire principal and accrued interest on the bridge loan was converted in connection with the Share Exchange into 475,000 shares of the Company's common stock at $1.60 per share and warrants to acquire 88,433 shares of the common stock at an exercise price of $2.00 per share.

NOTE 7 - CREDIT LINE

      On, October 25, 2004 the Company entered into a commitment letter with Universal Finanz Holding AG ("Universal") under which Universal offered to provide up to $50 million of credit support to be used as collateral security for the obligations of MRU Universal Guarantee Agency, Inc. (the "Guarantor"), a wholly owned subsidiary of the Company, as a guarantor of student loans and lines of credit arranged by the Company or banks and other financial institutions. Universal's commitment is conditioned on the satisfaction of certain conditions including the execution of an agreement providing Universal the right to purchase up to 65% ownership interest in the Guarantor and pay the purchase price for such ownership interest by releasing the Guarantor from its obligation to repay an equal amount of its outstanding obligations to Universal.

NOTE 8- PATENTS

      The Company has a patent pending for a business method. This business method enables the company to provide customized financial products to consumers.

NOTE 9- COMMITMENTS AND CONTINGENCIES

      Employment Agreements

      The Company has three employment agreements with key management personnel. The terms of these agreements range between one and five years.

      Related Party Transactions

      Before July 1, 2004 the Company was paying rent to a related party which amounted to $19,750 for the year ended December 31, 2003. The Company has signed a new operating lease for one year at an annual payment of $130,000. The Company has prepaid this amount and at December 31, 2004 has $65,000 of rent included in prepaid expenses and other current assets of $174,556 at December 31, 2004.

NOTE 10- SUBSEQUENT EVENTS

      Series A Convertible Preferred Stock

      On January 27, 2005, the Company filed a Designation of Powers, Preferences and Rights of Series A Convertible Preferred Stock, par value $0.001 per share (the Certificate of Designation) with the Secretary of State of the State of Delaware. Pursuant thereto, the Company authorized 4,500,000 shares of its preferred stock to be designated as Series A Convertible Preferred Stock and issued or offered at a purchase price equal to $3.50 per share. A total of 3,250,006 shares of the Series A Preferred Stock has been sold by the Company in the private placement transaction.

      The Series A Preferred Stock is convertible at any time into common stock of the Company at a price of $3.50 per share subject to adjustment for future stock issuances, splits, dividends, and recapitalizations. Cumulative dividends of 4% per annum are payable quarterly in cash or additional shares of Series A Preferred Stock. The Series A Preferred Stock has no voting rights except on certain defaults in payment of dividends and as otherwise required by law. The Company has the right to redeem the Series A Preferred Stock at any time if the common stock into which the shares of Series A Preferred Stock are to be converted has been registered and listed for trading on the market where the common stock of the Company is then traded and the closing price of the common stock exceeds a 15% premium of the conversion price per share for 20 out of 30 consecutive trading days. In the event of a change in control of the Company, the holders of the shares of Series A Preferred Stock will have the right to request and receive, within the specified periods, redemption of their shares of Preferred Stock at $3.50 per share plus any accrued and unpaid dividends.

      On February 4, 2005, contemporaneously with and as a condition to the transaction described, the Company sold 3,250,006 shares of its Series A Convertible Preferred Stock (Series A Preferred Stock) at a price of $3.50 per share to certain accredited investors in a private placement transaction. The Company received gross aggregate proceeds of $11,375,000 from the sale of these securities.

      Credit Line with Nomura Credit & Capital, Inc.

      On February 4, 2005, MRU Lending, Inc. ("MRU Lending"), an indirect wholly-owned subsidiary of MRU Holdings, Inc. (the "Company") entered into a credit agreement (the "Credit Agreement"), by and among Nomura Credit & Capital, Inc. as Agent ("Nomura"), a subsidiary of Nomura Holdings, Inc., and the institutions from time to time party thereto as lenders, pursuant to which the lenders have agreed to provide MRU Lending with a $165 million secured revolving credit facility for the origination and warehousing of private student loans. The loans under the Credit Agreement are secured by, among other things, a lien on all of the student loans financed under the Credit Agreement and any other student loans owned by MRU Lending and not otherwise released, together with a pledge of 100% of the capital stock of MRU Lending. The Credit Agreement contains terms and provisions (including representations, covenants and conditions) customary for transactions of this type. The Credit Agreement also provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, breaches of certain representations and warranties, the bankruptcy of MRU Lending or MRU Lending Holdco LLC, MRU Lending's direct parent and wholly-owned subsidiary of the Company, failure to maintain certain net worth ratios, a material adverse change in MRU Lending's ability to originate student loans, and failure of the Company to indirectly own 100% of the outstanding capital stock of MRU Lending. The facility will have a term of three years. As a result of this transaction, Nomura was granted a warrant, subject to certain terms and conditions, to purchase common stock of the Company equal to 27.5% ownership interest in the Company on a diluted basis.

                               MRU HOLDINGS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)
                                 March 31, 2005
                                     ASSETS

                                                                                  2005
                                                                              ------------
Current Assets:
 Cash and cash equivalents                                                    $  9,249,870
 Accounts Receivable                                                                20,246
 Prepaid expenses and other current assets                                         230,343
                                                                              ------------

  Total Current Assets                                                           9,500,459
                                                                              ------------

 Fixed assets, net of depreciation                                                 151,776
                                                                              ------------

Other Assets:
 Deposits                                                                           24,263

TOTAL ASSETS                                                                  $  9,676,498
                                                                              ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
 Accounts payable and accrued expenses                                             448,502
 Accrued interest expense                                                              211
 Liability for stock to be issued                                                   80,000
                                                                              ------------

    Total Current Liabilities                                                      528,713
                                                                              ------------

    Total Liabilities                                                              528,713
                                                                              ------------

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred Stock, $.001 par value; 5,000,000 shares authorized and 3,250,006
     shares issued and outstanding                                                   3,250
Common Stock, $.001 par value; 50,000,000 shares authorized,                            --
    13,586,201 issued and outstanding                                               13,586
Additional paid-in capital                                                      14,240,452
Accumulated deficit                                                             (5,109,503)
                                                                              ------------

    Total Stockholders' Equity (Deficit)                                         9,147,785
                                                                              ------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)                   $  9,676,498
                                                                              ============

    The accompanying notes are an integral part of the financial statements

                               MRU HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
                                   (Unaudited)

                                                 2005            2004
                                             ------------    ------------
OPERATING REVENUES
  Consulting income                          $      5,211    $        932
                                             ------------    ------------

OPERATING EXPENSES
  General and administrative expenses           2,766,549          11,170
  Depreciation and amortization                    12,440             468
                                             ------------    ------------

    Total Operating Expenses                    2,778,989          11,638
                                             ------------    ------------

NET LOSS                                       (2,773,778)        (10,706)

OTHER INCOME( LOSS)
  Interest income                                  47,397              --
  Interest expense                                (67,781)             --
  Other expenses                                   (1,900)             --
  Unrealized loss on investment                        --          (1,500)
                                             ------------    ------------

     Total other income (loss)                    (22,284)         (1,500)
                                             ------------    ------------

NET LOSS BEFORE PROVISION FOR INCOME TAXES     (2,796,062)        (12,206)
  Provision for income taxes                           --              --
                                             ------------    ------------

NET LOSS APPLICABLE TO COMMON SHARES         $ (2,796,062)   $    (12,206)
                                             ============    ============

NET LOSS PER BASIC AND DILUTED SHARES        $     (0.206)   $     (0.001)
                                             ============    ============

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                           13,586,201      10,300,000
                                             ============    ============

     The accompanying notes are an integral part of the financial statements

                               MRU HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
                                   (Unaudited)

                                                                             2005            2004
                                                                         ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                               $ (2,796,062)   $    (12,206)
                                                                         ------------    ------------
  Adjustments to reconcile net loss to net cash
   used in operating activities:

   Depreciation and amortization                                               12,440             468
   Unrealized loss on investment                                                   --           1,500

 Changes in assets and liabilities
   (Increase) in accounts receivable                                          (20,246)             --
   (Increase) in prepaid expenses and other assets                            (74,025)           (983)
   Increase (decrease) in accounts payable and accrued expenses               (12,869)         (1,018)
                                                                         ------------    ------------

   Total adjustments                                                          (94,700)            (33)
                                                                         ------------    ------------

   Net cash (used in) operating activities                                 (2,890,762)        (12,239)
                                                                         ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisition of fixed assets                                                (97,095)             --
   (Increase) in investment                                                        --          (1,500)
   Advances                                                                        --          30,500
                                                                         ------------    ------------

    Net cash provided by (used in) investing activities                       (97,095)         29,000
                                                                         ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds froms sale of preferred stock and equity - net of expenses     10,508,850              --
   Proceeds from exercise of warrants for common stock to be issued            80,000              --
                                                                         ------------    ------------

    Net cash provided by financing activities                              10,588,850              --
                                                                         ------------    ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                   7,600,993          16,761

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                             1,648,877              49
                                                                         ------------    ------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                $  9,249,870    $     16,810
                                                                         ============    ============


    The accompanying notes are an integral part of the financial statements

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

      The condensed consolidated unaudited interim financial statements included herein have been prepared by MRU Holdings, Inc. and its subsidiaries (the "Company"), (formerly known as Pacific Technology, Inc.) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). The consolidated financial statements and notes are presented as permitted on Form 10-QSB and do not contain information included in the Company's annual consolidated statements and notes. For further information, these financial statements and related notes should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2004 and the accompanying notes thereto. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make information presented not misleading. The results for the three months ended March 31, 2005 may not be indicative of the results for the entire year.

      These condensed consolidated unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained herein.

      On July 8, 2004, the Company acquired 100% of the outstanding capital stock of Iempower, Inc., a privately-held Delaware corporation doing business as MyRichUncle ("Iempower"), pursuant to a Share Exchange Agreement, dated as of April 13, 2004, with Iempower and it stockholders in exchange for 6,863,433 shares of common stock, $0.001 par value per share (the "Common Stock"), which the Company issued to the stockholders of Iempower, together with 2,136,567 Common Stock purchase warrants to the warrant holders of Iempower (each warrant is exercisable to purchase one share of Common Stock, and the warrants have a weighted average exercise price of $0.45 per share) (the "Share Exchange"). Concurrently, and in connection with the Share Exchange, the Company also sold 100% of the outstanding capital stock of its Nevada subsidiary, Pacific Technology, Inc., to four of the Company's principal stockholders prior to the Share Exchange in consideration for 9,325,000 shares of Common Stock which has been retired.

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2005 AND 2004

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION
         (CONTINUED)

      Although the Company acquired Iempower as a result of the Share Exchange, the stockholders of Iempower hold a majority of the voting interest in the Company. Additionally, the Share Exchange resulted in Iempower's management and Board of Directors assuming operational control of the Company.

      The Company has permanently discontinued the business of selling and distributing optical storage devices and has adopted the Iempower business plan directed primarily at providing students with funds for higher education using a proprietary approach of analyzing future repayment potential to profile and provide customized financial products to students. The Company receives financing requests from students, which the Company refers to lenders. The Company also proposes to originate federal loans, which are student loans guaranteed by the federal government and private loans. The Share Exchange has been accounted for as a reverse merger under the purchase method of accounting. Accordingly, Iempower will be treated as the continuing entity for accounting purposes and the historical financial statements presented will be those of Iempower.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation

      The condensed consolidated financial statements include the accounts of the Company and all its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Revenue Recognition

      The Company records its revenue on the accrual basis, whereby revenue is recognized when earned and expenses recognized when incurred.

      Commencing in 2002, the Company had generated revenues. The Company on March 31, 2005 and 2004 had earned consulting revenue and had not earned any fees from student loan activity.

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2005 AND 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

      Cash and Cash Equivalents

      The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

      The Company maintains cash and cash equivalent balances at a financial institution that is insured by the Federal Deposit Insurance Corporation up to $100,000. At March 31, 2005 and 2004, the Company's uninsured cash balances total $9,149,870 and $ 0, respectively.

      Fixed Assets

      Fixed assets are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful life of the assets.

      Computer network equipment                 3-5 Years
      Furniture and fixtures                       5 Years

      Income Taxes

      The income tax benefit is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

      Advertising

      Costs of advertising and marketing are expensed as incurred. For the three month period ending March 31, 2005 and 2004 the Company paid $61,688 and $0 respectively of advertising and marketing expenses.

      (Loss) Per Share of Common Stock

      Historical net (loss) per common share is computed using the weighted average number of shares of Common Stock outstanding. Diluted earnings per share ("EPS") includes additional dilution from Common Stock equivalents, such as Common Stock issuable pursuant to the exercise of stock options and warrants.

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                             MARCH 31, 2005 AND 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (Loss) Per Share of Common Stock (Continued)

      The following is a reconciliation of the computation for basic and diluted
      EPS:

                                                 March 31,      March 31,
                                                   2005            2004
                                               ------------    ------------

Net (loss)                                     $ (2,796,062)   $    (12,206)
                                               ============    ============

Weighted - average common stock                  13,586,201      10,300,000
     Outstanding (Basic)

Weighted - average common stock equivalents:
      Stock options                                      --              --
      Warrants                                           --              --
                                               ------------    ------------

Weighted - average common stock
   outstanding (Diluted)                         13,586,201      10,300,000
                                               ============    ============

      For March 31, 2005 and 2004, warrants were not included in the computation of diluted EPS because inclusion would have been antidilutive.

      Fair Value of Financial Instruments

      The carrying amount reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments.

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                             MARCH 31, 2005 AND 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Stock Based Compensation

      The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations, in accounting for their employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123, "Accounting for Stock- Based Compensation", and has adopted the enhanced disclosure provisions of SFAS No. 148, "Accounting for Stock Base Compensation - Transition and Disclosures", an amendment of SFAS No. 123. APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No.123 requires companies that continue to follow APB No. 25 to provide a pro-forma disclosure of the impact of applying the fair value method of SFAS No. 123 and, as amended, SFAS 148.

      Recent Accounting Pronouncements

      In June 2001, the FASB issued Statement No. 142 "Goodwill and Other Intangible Assets". This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets". It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the statements. The Company in 2001 impaired an intangible asset for $18,000.

      On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supersede SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and portions of Accounting Principles Board Opinion 30, "Reporting the Results of Operations." This Standard provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value or carrying amount. This Standard also requires expected future operating losses from discontinued operations to be displayed in the period (s) in which the losses are incurred, rather than as of the measurement date as presently required.

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                             MARCH 31, 2005 AND 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Recent Accounting Pronouncements (continued)

      In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantees and elaborates on existing disclosure requirements related to guarantees and warranties. The recognition requirements are effective for guarantees issued or modified after December 31, 2002 for initial recognition and initial measurement provisions. The adoption of FIN 45 did not have a significant impact on the Company's results of operations or financial position.

      In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51". FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

      FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on the Company's results of operations or financial position.

      In December 2004, the FASB issued Financial Accounting Standards No. 123 (revised 2004) (FAS 123R), "Share-Based Payment, " FAS 123R replaces FAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." FAS 123R requires compensation expense, measured as the fair value at the grant date, related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. The Company intends to adopt FAS 123R using the "modified prospective" transition method as defined in FAS 123R. Under the modified prospective method, companies are required to 1) record compensation cost prospectively for the unvested portion, as of the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. FAS 123R is effective January 1, 2006. The Company is evaluating the impact of FAS 123R on it's results and financial position.

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                             MARCH 31, 2005 AND 2004

NOTE 3- FIXED ASSETS

      Fixed assets consist of the following at March 31, 2005:

                                    2005
                                 ---------

Computer network equipment       $ 154,582
Furniture and fixtures              25,327
                                 ---------
                                   179,909
Less: accumulated depreciation     (28,133)
                                 ---------

Total fixed assets               $ 151,776
                                 =========

      Depreciation expense for the three months ended March 31, 2005 was $12,440.

NOTE 4- PROVISION FOR INCOME TAXES

      Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due. Deferred taxes related to differences between the basis of assets and liabilities for financial and income tax reporting will either be taxable or deductible when the assets or liabilities are recovered or settled. The difference between the basis of assets and liabilities for financial and income tax reporting are not material therefore, the provision for income taxes from operations consist of income taxes currently payable.

      There was no provision for income taxes for the three months ended March 31, 2005 and 2004.

      At March 31, 2005 and 2004, the Company had accumulated deficits approximating $5,109,503 and $453,415 respectively, available to offset future taxable income through 2023.

                                   2005           2004
                                -----------    -----------

Provision for taxes             $ 2,043,801    $   181,366
Valuation for deferred assets    (2,043,801)      (181,366)
                                -----------    -----------

Totals                          $        --    $        --
                                ===========    ===========

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                             MARCH 31, 2005 AND 2004

NOTE 5- STOCKHOLDERS' EQUITY

      Common Stock

      There were 50,000,000 and 22,100,000 shares of Common Stock authorized, with 13,586,201 and 10,300,000 shares issued and outstanding at March 31, 2005 and 2004, respectively. The par value of the Common Stock is $.001 per share.

      The Company issued 6,863,433 shares of Common Stock in exchange with the Iempower shareholders to retire 10,300,000 shares of Iempower stock that were outstanding as of July 8, 2004.

      The Company issued an additional 466,519 shares of Common Stock to Iempower shareholders for assumption of certain liabilities related to the Share Exchange at July 8, 2004.

      The Company converted a Bridge Loan of $750,000 for 468,750 shares of Common Stock valued at $1.60 per share.

      The Company issued 2,187,500 shares of Common Stock at a value of $1.60 per share.

      Preferred Stock

      There were 5,000,000 and 3,000,000 shares of preferred stock authorized, with 3,250,006 and 900,000 issued and outstanding as of March 31, 2005 and 2004. The par value for the preferred shares is $.001 per share.

      On January 27, 2005, the Company filed a Designation of Powers, Preferences and Rights of Series A Convertible Preferred Stock, par value $0.001 per share (the "Certificate of Designation") with the Secretary of State of the State of Delaware. Pursuant thereto, the Company authorized 4,500,000 shares of its preferred stock to be designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock") to be issued or offered at a purchase price equal to $3.50 per share. A total of 3,250,006 shares of the Series A Preferred Stock has been sold by the Company in a private placement transaction.

      The Series A Preferred Stock is convertible at any time into Common Stock at a price of $3.50 per share subject to adjustment for future stock issuances, splits, dividends, and recapitalizations. Cumulative dividends of 4% per annum are payable quarterly in arrears in cash or additional shares of Series A Preferred Stock. The Series A Preferred Stock has no voting rights except on certain defaults in payment of dividends and as otherwise required by law.

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2005 AND 2004

NOTE 5- STOCKHOLDERS' EQUITY (CONTINUED)

      The Company has the right to redeem the Series A Preferred Stock at any time if the Common Stock into which the shares of Series A Preferred Stock are to be converted has been registered and listed for trading on the market where the Common Stock of the Company is then traded and the closing price of the Common Stock exceeds a 15% premium of the conversion price per share for 20 out of 30 consecutive trading days.

      In the event of a change in control of the Company, the holders of the shares of Series A Preferred Stock will have the right to request and receive, within the specified periods, redemption of their shares of Series A Preferred Stock at $3.50 per share plus any accrued and unpaid dividends.

      On February 4, 2005, contemporaneously with and as a condition to the transaction described, the Company sold 3,250,006 shares of its Series A Convertible Preferred Stock at a price of $3.50 per share to certain accredited investors in a private placement transaction. The Company received gross aggregate proceeds of $11,375,000 from the sale of these securities.

      Warrants

      At March 31, 2005 and 2004 there were 11,442,706 and 7,324,375 warrants outstanding respectively. During February 2005, a warrant holder exercised 40,000 warrants at $2 per share. The Company received $80,000; however, the Company has not issued Common Stock for these warrants as of March 31, 2005. The Company has recorded a liability of $80,000 for stock to be issued as of March 31, 2005.

NOTE 6- LONG TERM DEBT

      On April 1, 2004, the Company received a bridge loan in the amount of $750,000, bearing interest at 5% per year based on a 360 day year. Pursuant to its terms, the bridge loan matured on the earlier of September 30, 2004 or consummation of the Share Exchange. If the Share Exchange was consummated prior to the maturity date, the lender was to cause Pacific Technology and Brean Murray & Company to exchange the loan for the number of units offered in the Share Exchange equal to the quotient obtained by dividing (a) the sum of the outstanding principal and all other amounts due under the loan on the date of the Share Exchange by (b) $1.60 (the per unit price of a unit sold to an investor in the offering completed in connection with the Share Exchange). As of July 8, 2004, the entire principal and accrued interest on the bridge loan was converted in connection with the Share Exchange into 475,000 shares of the Common Stock at $1.60 per share and warrants to acquire 88,433 shares of Common Stock at an exercise price of $2.00 per share.

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                             MARCH 31, 2005 AND 2004

NOTE 7 - CREDIT LINE WITH UNIVERSAL FINANZ HOLDING AG

      On October 25, 2004, the Company entered into a commitment letter with Universal Finanz Holding AG ("Universal") under which Universal offered to provide up to $50 million of credit support to be used as collateral security for the obligations of MRU Universal Guarantee Agency, Inc. (the "Guarantor"), a wholly owned subsidiary of the Company, as a guarantor of student loans and lines of credit arranged by the Company or banks and other financial institutions. Universal's commitment is conditioned on the satisfaction of certain conditions including the execution of an agreement providing Universal the right to purchase up to 65% ownership interest in the Guarantor and pay the purchase price for such ownership interest by releasing the Guarantor from its obligation to repay an equal amount of its outstanding obligations to Universal.

NOTE 8- CREDIT LINE WITH NOMURA CREDIT & CAPITAL, INC.

      On February 4, 2005, MRU Lending, Inc. ("MRU Lending"), an indirect wholly-owned subsidiary of MRU Holdings, Inc. ("the Company") entered into a credit agreement (the "Credit Agreement"), by and among Nomura Credit & Capital, Inc. as Agent ("Nomura"), a subsidiary of Nomura Holdings, Inc., and the institutions from time to time party thereto as lenders, pursuant to which the lenders have agreed to provide MRU Lending with a $165 million secured revolving credit facility for the origination and warehousing of private student loans. The loans under the Credit Agreement are secured by, among other things, a lien on all of the student loans financed under the Credit Agreement and any other student loans owned by MRU Lending and not otherwise released, together with a pledge of 100% of the capital stock of MRU Lending. The Credit Agreement contains terms and provisions (including representations, covenants and conditions) customary for transactions of this type.

      The Credit Agreement also provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, breaches of certain representations and warranties, the bankruptcy of MRU Lending or MRU Lending Holdco LLC, MRU Lending's direct parent and wholly-owned subsidiary of the Company, failure to maintain certain net worth ratios, a material adverse change in MRU Lending's ability to originate student loans, and failure of the Company to indirectly own 100% of the outstanding capital stock of MRU Lending. The facility will have a term of three years. As a result of this transaction, Nomura was granted a warrant, subject to certain terms and conditions, to purchase common stock of the Company equal to 27.5% ownership interest in the Company on a diluted basis.

                       MRU HOLDINGS, INC. AND SUBSIDIARIES
                       (FORMERLY PACIFIC TECHNOLOGY, INC.)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                             MARCH 31, 2005 AND 2004

NOTE 9- PATENTS

      The Company has a patent pending for a business method. This business method enables the Company to provide customized financial products to consumers.

NOTE 10- COMMITMENTS AND CONTINGENCIES

      Employment Agreements

      The Company has three employment agreements with key management personnel. The terms of these agreements range between one and five years.

      Related Party Transactions

      Before July 1, 2004, the Company was paying rent to a related party, which amounted to $4,920 for the three months ended March 31, 2004. The Company has signed a new operating lease for one year at an annual payment of $130,000. The Company has prepaid this amount and has $32,500 of prepaid rent included in total prepaid expenses and other current assets of $230,343 at March 31, 2005.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

On February 4, 2005, contemporaneously with and as a condition to execution of the Credit Agreement, the Company sold 3,250,006 shares of its Series A Preferred Stock at a price of $3.50 per share to accredited investors in a private placement transaction. The Company issued and sold the Series A Preferred Stock in reliance upon exemptions from registration under the Securities Act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Each purchaser represented that such purchaser was an accredited investor or not a U.S. person, and each agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Each purchaser also represented such purchaser's intention to acquire the securities for investment only, and not with a view to the distribution thereof. The Company affixed appropriate legends to the stock certificates issued in such transaction. Prior to making any offer or sale, the Company had reasonable grounds to believe and believed that each purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

On February 4, 2005, in connection with the execution of the Credit Agreement, the Company issued to Nomura two warrants. Warrant Number 1 provides for the purchase of 6,545,004 shares of the common stock of the Company at an exercise price of $3.50 per share and is exercisable from the date of issuance, or February 4, 2005. Warrant Number 2 provides for the purchase of 1,454,445 shares of common stock of the Company at an exercise price of $3.50 per share and is exercisable on the earlier of the second anniversary of the date of the Credit Agreement and an Acceleration Event as defined in Warrant Number 2. The Warrants terminate on the earlier of the tenth anniversary of the issuance of the Warrants and thirty days after the failure by Nomura and the lenders to make any advances that Nomura and the lenders are required to make under the Credit Agreement. The Nomura Warrants contain customary weighted average dilution protection for issuances of securities below the $3.50 exercise price. The Company issued the Nomura Warrants in reliance upon exemptions from registration under the Securities Act of 1933, as amended, set forth in Section 4(2) thereof.

On October 8 2004, we issued 37,500 units, at a price of $1.60 per unit to two investors, each unit consisting of one share of our common stock and, for each five and three tenths units purchased, one three-year callable warrant to purchase one share of our common stock at a price of $2.00 per share The units were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of
Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. We believe that each purchaser who was not an accredited investor has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment. Each investor was given adequate access to sufficient information about us to make an informed investment decision.

On July 8, 2004, we issued 6,863,433 shares of our common stock to eighteen former stockholders of Iempower in exchange for 13,581,875 shares of Iempower common stock. On that date we also issued 2,136,567 common stock purchase warrants to former warrant holders of Iempower, each warrant exercisable to purchase one share of our common stock, such warrants having a weighted average exercise price of $0.45 per share. In addition, we issued 466,516 shares of Common Stock to former stock holders of Iempower, Inc. as a result of a post-closing adjustment issued pursuant to the share exchange agreement executed in connection with the Share Exchange. The shares and the warrants were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. We believe that each purchaser who was not an accredited investor has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment. Each investor was given adequate access to sufficient information about us to make an informed investment decision. There were no commissions paid on the sale of these shares.

On July 8, 2004, we issued 2,618,750 units, at a price of $1.60 per unit to twenty-eight investors, each unit consisting of one share of our common stock and, for each five and three tenths units purchased, one three-year callable warrant to purchase one share of our common stock at a price of $2.00 per share. In connection with the offering we issued Warrants to acquire 378,000 shares of Common Stock to the placement agent and our financial advisor. The units and Warrants were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. We believe that each purchaser who was not an accredited investor has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment. Each investor was given adequate access to sufficient information about us to make an informed investment decision. We paid investment banking and advisory fees and expenses of $590,875 on the sale of the units. The net proceeds to us were $3,336,487.

In June 2001, we issued 1,995,000 shares of our common stock to eighteen investors for $0.01 per share. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. We believe that each purchaser who was not an accredited investor has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment. Each investor was given adequate access to sufficient information about us to make an informed investment decision. There were no commissions paid on the sale of these shares. The net proceeds to us were $19,950.

In March 2001, we issued 1,000,000 shares of our common stock to Michelle Mirrotto, our president, secretary and one of our directors, in exchange for $.01 per share, or $10,000. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. There were no commissions paid on the sale of these shares.

On March 3, 2000, we issued 3,400,000 shares of our common stock to John D. Muellerleile, our treasurer and one of our directors, Renee Y. Close, Thomas E. Stepp, Jr.; Michael Muellerleile; Deron Colby; Richard Reincke; Amy Pontillas; Cindy Bergendahl; Suzanne Muellerleile, Sharareh Frouzesh; Ryan Neely and Christopher A. Cota, in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. The shares were issued in exchange for services provided to us, which were valued at $3,400.


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

ITEM 27. EXHIBITS

                                    EXHIBITS

----------------------- -------------------------------------------------- --------------------------------------------------
Exhibit No.             Description                                        Incorporated by Reference to Filings Indicated
----------------------- -------------------------------------------------- --------------------------------------------------
3(a)                    Certificate of Incorporation                       Exhibit 3.1 to Company's Registration Statement
                                                                           on Form SB-2 (No. 333-67222)
----------------------- -------------------------------------------------- --------------------------------------------------
3(b)                    Certificate of Amendment to the Certificate of     Exhibit 3.1 to Company's Form 8-K dated March 7,
                        Incorporation                                      2003
----------------------- -------------------------------------------------- --------------------------------------------------
3(c)                    Certificate of Designation                         Exhibit 4.1 to Company's Current Report on Form
                                                                           8-K filed on February 10, 2005 (No. 001-33487)
----------------------- -------------------------------------------------- --------------------------------------------------
3(c)                    By-laws                                            Exhibit 3.2 to Company's Registration Statement
                                                                           on Form SB-2 (No. 333-67222)
----------------------- -------------------------------------------------- --------------------------------------------------
4(c)                    2004 Ominibus Incentive                            Exhibit 4(c) to Company's Registration Statement
                                                                           on Form SB-2 filed on August 24, 2004
----------------------- -------------------------------------------------- --------------------------------------------------
5                       Opinion of McGuireWoods LLP                        Exhibit 5 to Company's Registration Statement on
                                                                           Form SB-2 filed on March 22, 2005
----------------------- -------------------------------------------------- --------------------------------------------------
10(a)                   Credit Agreement(1)                                Exhibit 10(a) to Company's Registration
                                                                           Statement on Form SB-2 filed on March 22, 2005
----------------------- -------------------------------------------------- --------------------------------------------------
10(b)                   Subscription Agreement                             Exhibit 10.1 to Company's Current Report on Form
                                                                           8-K filed
----------------------- -------------------------------------------------- --------------------------------------------------
21                      Subsidiaries of the Registrant                     Exhibit 21 to Company's Annual Report on Form
                                                                           10-KSB filed on March 22, 2005
----------------------- -------------------------------------------------- --------------------------------------------------
23(a)                   Consent of Bagell, Josephs & Company, LLC          Exhibit 23(a) to Company's Registration
                                                                           Statement on Form SB-2 filed on March 22, 2005
----------------------- -------------------------------------------------- --------------------------------------------------
23(b)                   Consent of McGuireWoods LLP (included in Exhibit   Exhibit 5 to Company's Registration Statement on
                        5)                                                 Form SB-2 filed on March 22, 2005
----------------------- -------------------------------------------------- --------------------------------------------------

(1) Confidential treatment has been requested for certain provisions of this Exhibit pursuant to Rule 406 under the Securities Act of 1933 and Rule 24b-2 promulgated under the Securities Exchange Act of 1934.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in New York, New York on July 12, 2005.


Date: July 12, 2005               /s/ Edwin J. McGuinn, Jr.
                                  -----------------------------------
                            By:   Edwin J. McGuinn, Jr.

                                  Chief Executive Officer
                           Its:   (Principal Executive Officer)

Date: July 12, 2005               /s/ Vishal Garg
                                  -----------------------------------
                            By:   Vishal Garg

                                  Executive Vice President and Chief Financial
                           Its:   Officer
                                  (Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.


Date: July 12, 2005        /s/ Edwin J. McGuinn, Jr.
                           -----------------------------------
                       By: Edwin J. McGuinn, Jr.

                           Chief Executive Officer
                      Its: (Principal Executive Officer)

Date: July 12, 2005        /s/ Vishal Garg
                           -----------------------------------
                       By: Vishal Garg

                           Executive Vice President and Chief Financial Officer
                      Its: (Principal Financial and Accounting Officer)

Date: July 12, 2005        /s/ Raza Khan
                           -----------------------------------
                       By: Raza Khan
                      Its: President and Director

Date: July 12, 2005        /s/ M. Paul Tompkins
                           -----------------------------------
                       By: M. Paul Tompkins
                      Its: Director

Date: July 12, 2005        /s/ Richmond T. Fisher
                           -----------------------------------
                       By: Richmond T. Fisher
                      Its: Director